Exhibit 10.1

CREDIT AGREEMENT

dated as of

March 22, 2011

among

ATLAS ENERGY, L.P.,

as Borrower,

THE LENDERS PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC and

CITIBANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,

BNP PARIBAS, and

BANK OF AMERICA, N.A.,

as Co-Documentation Agents

i

Annexes, Exhibits and Schedules

Annex I	List of Maximum Credit Amounts
Annex II	Existing Letters of Credit

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Reserve Report Certificate
Exhibit H	Form of Joinder Agreement

Schedule 7.05	Litigation
Schedule 7.06	Environmental
Schedule 7.11	ERISA
Schedule 7.15	Subsidiaries; Unrestricted Subsidiaries; Designated Partnerships; Undesignated Partnerships
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing Contracts
Schedule 7.21	Swap Agreements
Schedule 8.18	Post-Closing Matters
Schedule 9.02	Existing Debt
Schedule 9.03	Existing Liens
Schedule 9.05	Investments

v

THIS CREDIT AGREEMENT, dated as of March 22, 2011, is among ATLAS ENERGY, L.P., a Delaware limited partnership and successor by name change to Atlas Pipeline Holdings, L.P. (the “Borrower”); each of the Lenders from time to time party hereto; and WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower has requested that the Lenders extend credit to, and on behalf of, the Borrower; and the Administrative Agent and the Lenders have agreed to extend credit to, and on behalf of, the Borrower, subject to the terms and conditions of this Agreement.

B. Now, therefore, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the acquisition of all of the Purchased Assets and Purchased Equity Interests pursuant to the terms and conditions of the Acquisition Documents.

“Acquisition Agreement” means the Transaction Agreement, dated November 8, 2010, as amended by Amendment No. 1 dated February 17, 2011, by and among Atlas Energy, Inc., Atlas Energy Resources, LLC, the Borrower and Atlas Pipeline Holdings GP, LLC.

“Acquisition Documents” means (a) the Acquisition Agreement and (b) all bills of sale, assignments, agreements, instruments and documents executed and delivered in connection therewith.

“Acquisition Properties” means the Oil and Gas Properties that either (i) were included in the Purchased Assets or (ii) were owned (whether in fee or by leasehold) by a Loan Party whose Equity Interests were included in the Purchased Equity Interests.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on that day (or if that day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate, respectively.

“Annualized Consolidated Interest Expense” means, for the purposes of calculating the financial ratio set forth in Section 9.01(c) for each Rolling Period ending on or prior to December 31, 2011, the Borrower’s Consolidated Interest Expense for such Rolling Period multiplied by the factor determined for such Rolling Period in accordance with the table below:

Rolling Period Ending	Factor
June 30, 2011	4
September 30, 2011	2
December 31, 2011	4/3

“Annualized EBITDA” means, for the purposes of calculating the financial ratios set forth in Section 9.01(a) and Section 9.01(c) for each Rolling Period ending on or prior to December 31, 2011, the Borrower’s EBITDA for such Rolling Period multiplied by the factor determined for such Rolling Period in accordance with the table below:

Rolling Period Ending	Factor
June 30, 2011	4
September 30, 2011	2
December 31, 2011	4/3

“APL” means Atlas Pipeline Partners, L.P., a Delaware limited partnership whose Equity Interests are publicly traded on the New York Stock Exchange.

“APL General Partner” means Atlas Pipeline Partners GP, LLC, a Delaware limited liability company, and the general partner of APL.

“APL Unit Price” means, as of any date, the closing price for APL Units on the New York Stock Exchange at 4:00:00 p.m., New York time (or such other time as the New York Stock Exchange publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (or such similar reporting service reasonably selected by the Administrative Agent). If the APL Unit Price cannot be calculated on a particular date on the foregoing basis, the APL Unit Price on such date shall be the fair market value as reasonably determined by the Administrative Agent; provided that if APL Units cease at any time to be listed and traded on the New York Stock Exchange or another nationally-recognized market acceptable to the Administrative Agent, then the APL Unit Price shall be deemed to be zero dollars ($0).

“APL Units” means the common units of APL.

“Applicable Margin” means, for any day, with respect to any Loan, the applicable rate per annum set forth below based on Borrowing Base Utilization Percentage on such day:

Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans
≥ 90%	3.25%	2.25%
≥ 75% and < 90%	2.75%	1.75%
≥ 50% and < 75%	2.25%	1.25%
< 50%	2.00%	1.00%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of a change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I or as may be adjusted from time to time in accordance with the terms hereof; provided that in the case of Section 2.08(j) when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.08(j) shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lender’s Maximum Credit Amounts) represented by such Lender’s Maximum Credit Amount. If the Maximum Credit Amounts have terminated or expired, the Applicable Percentages will be determined based upon the Maximum Credit Amounts most recently in effect, giving effect to any assignments.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, or (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Netherland Sewell & Associates, Inc., (c) Wright & Company, (d) Schlumberger Ltd., (e) Cawley Gillespie and Associates, Inc., (f) WD Von Gotten, (g) Degolyer and McNaughton, (h) HJ Gruy and Associates, Inc., (i) Lee Keeling and Associates, (j) Sproule, (k) La Roche, (l) W. Cobb and Associates and (m) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arrangers” means Wells Fargo Securities, LLC and Citibank, N.A., in their capacities as joint lead arranger and joint bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignee” has the meaning set forth in Section 12.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form reasonably approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bank Products” means any of the following bank services: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any other Loan Party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the sum of the Oil and Gas Reserve Borrowing Base plus the Non-Reserve Borrowing Base determined in accordance with Section 2.07, as the same may be adjusted from time to time between Redetermination Dates pursuant to Section 2.07(f), Section 2.07(g), Section 2.07(h), or Section 8.12(d). As of the Effective Date, the Borrowing Base shall be $125,000,000.

“Borrowing Base Deficiency” means, as of any date of determination, a Borrowing Base Utilization Percentage greater than 100%.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Base Value” means, with respect to any Oil and Gas Property of a Loan Party, any Designated Partnership Property, any Swap Agreement in respect of commodities or any Equity Interest in any Designated Partnership, the value the Administrative Agent, upon determination in accordance with the procedures of Section 2.07(c)(i), attributed to such asset in connection with the most recent determination of the Borrowing Base.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of the Restricted Subsidiaries having a fair market value in excess of $10,000,000.

“Change of Control” means an event or series of events by which:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting in concert as a partnership or other “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(b) the Borrower or another Loan Party ceases to own 100% of the Equity Interests of the General Partner and the other Guarantors;

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(d) the General Partner ceases to be the sole general partner of the Borrower or ceases to maintain Sole Management Control of the Borrower; provided that, in the event of any disposition of general partner interests in the Borrower by the General Partner (a “GP Disposition”) after the Effective Date which results in the General Partner no longer being the sole general partner of the Borrower, such GP Disposition shall not be deemed to be a Change of Control so long as the Borrower provides prior written notice thereof to the Administrative Agent and the Lenders, together with such other information as may be reasonably necessary to demonstrate to the reasonable satisfaction of the Administrative Agent and the Majority Lenders that the General Partner will retain Sole Management Control of the Borrower after giving effect to such GP Disposition.

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement (including, without limitation, any such request, guideline or directive in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b); and “Commitments” means the aggregate amount of the Commitments of all the

Lenders. The amount representing each Lender’s Commitment shall at any time be the lesser of (i) such Lender’s Maximum Credit Amount and (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base. As of the Effective Date, the aggregate Commitments of the Lenders are $125,000,000.

“Commitment Fee Rate” means, one-half of one percent (0.500%).

“Common Unit Borrowing Base” means, at any time, an amount equal to 25% of the product of (i) the number of Qualifying APL Units multiplied by (ii) the Redetermination Unit Price, as the same may be adjusted from time to time between Redetermination Dates pursuant to Section 2.07(g); provided that in no event shall the “Common Unit Borrowing Base” exceed 25% of the Borrowing Base. As of the Effective Date, the Common Unit Borrowing Base shall be $18,000,000.

“Compliance Certificate” means the certificate required to be delivered by the Borrower to the Administrative Agent pursuant to Section 8.01(c).

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 5.01, Section 5.02, Section 5.03 or Section 12.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Interest Expense” means, with reference to any period, total interest expense (including interest expense attributable to Capital Leases) of the Borrower and the Restricted Subsidiaries for such period with respect to all outstanding Debt of the Borrower and the Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and the Restricted Subsidiaries for such period in accordance with GAAP.

“Consolidated Net Income” means with respect to the Borrower and the Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income (but not loss) during such period of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary to the Borrower or a Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Law applicable to such Restricted Subsidiary or is otherwise restricted or prohibited, to the extent so restricted or prohibited, in each case determined in accordance with GAAP; (b) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (c) any extraordinary gains or losses during such period; and (d) any gains or losses attributable to writeups or writedowns of assets, including writedowns under ASC Topics 350 and 360; provided further that if the Borrower or any Restricted Subsidiary shall acquire or dispose of any Property during such period having a fair market value in excess of $10,000,000 (other than a disposition permitted under Section 9.11(j), then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition as if such acquisition or disposition had occurred on the first day of the period consisting of the four consecutive fiscal quarters of the Borrower ending on the last day of the most recently ending fiscal quarter for which financial statements are available and otherwise in accordance with Regulation S-X of the SEC. “Consolidated Net Income” shall include, without duplication, cash dividends and other cash distributions received during such period by the Borrower or any Restricted Subsidiary to the extent set forth in Section 1.05(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 5% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and such Lender’s LC Exposure at such time.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for the purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the Property encumbered, as determined by such Person in good faith; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments for periods in excess of 120 days prior to the day of delivery, other than sales of Hydrocarbons and gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, or by Law but only to the extent of such liability; (l) the liquidation value of Disqualified Capital Stock of such Person; and (m) the undischarged balance of any dollar denominated production payment (but not any volumetric production payment) created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. The Debt of any Person described in clauses (f), (g) and (h) of this definition shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation of such other Person and (ii) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Debt, unless such primary obligation and/or the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Debt shall be deemed to be equal to such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement, (c) failed, within five Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit , (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it; provided that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.

“Designated Partnership” means any partnership or limited liability company, other than a partnership or limited liability company that the Borrower has determined, by notice to the Administrative Agent pursuant to Section 8.01(p) or Section 9.20(b), shall not be a “Designated Partnership”, that (i) is listed on Schedule 7.15 hereto as a “Designated Partnership”, (ii) is governed at all times by (A) limited partnership or similar agreements in form and substance substantially similar to the forms of limited partnership agreements of the partnerships listed on Schedule 7.15 hereto of which Atlas Resources, LLC is the managing general partner and which closed subscriptions on or after January 1, 2009 or (B) organizational documents that are otherwise reasonably acceptable to the Administrative Agent, and (iii) (A) at all times (x) is under the Control of a Loan Party or (y) in the case of any Designated Partnership that is a limited partnership, has a sole general partner that is a Loan Party and, in the case of any Designated Partnership that is a limited liability company, has a sole managing member or sole manager that is a Loan Party; (B) does not at any time engage in any line of business other than Hydrocarbon exploration, development, acquisition or production; (C) does not at any time own (whether in fee or by leasehold) any material asset other than Hydrocarbon Interests and Property reasonably related thereto; (D) does not at any time incur, create, assume or suffer to exist any Debt, except, so long as such Loan Party is in compliance with Section 8.13(e), loans owing to a Loan Party that is the sole general partner, managing member or manager, as applicable, of such Designated Partnership; (E) does not at any time incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except Excepted Liens, Immaterial Title Deficiencies and Liens securing Debt permitted under clause (D) of this definition; (F) at all times has a Loan Party as the operator or co-operator of its Oil and Gas Properties; (G) has not taken any action including, without limitation, the amendment of its organizational documents, that causes the Equity Interests to be “securities” under Article 8 of the UCC unless the Loan Party owning such Equity Interests has taken, or caused to be taken, all actions reasonably requested by the Administrative Agent (including, without limitation, the delivery of any certificates evidencing such securities and related stock powers and/or entering into control agreements reasonably acceptable to the Administrative Agent) to protect and perfect the first priority security interest of the Administrative Agent in such Equity Interests and facilitate the Administrative Agent’s exercise of remedies with respect to such Equity Interests in accordance with the terms of the Security Instruments and (H) at all times has beneficial and record title (as fee owner or owner of a leasehold interest) to all Designated Partnership Properties owned (whether in fee or by leasehold) by it; provided that a Person will not cease to be a “Designated Partnership” solely for purposes of this clause (H) if a Loan Party owns record title to any such Designated Partnership Property.

“Designated Partnership Properties” means Oil and Gas Properties that are designated in a Reserve Report as being attributable to a specified Designated Partnership.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Person to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of (i) the United States of America or any state thereof or (ii) the District of Columbia.

“EBITDA” means, for any period, an amount determined for the Borrower and the Restricted Subsidiaries on a consolidated basis equal to (i) the sum of Consolidated Net Income for such period, plus, without duplication and to the extent deducted from Consolidated Net Income in such period, (a) interest, income taxes, depreciation, depletion, amortization, goodwill and other impairment, non-cash compensation on long-term incentive plans, non-cash losses resulting from mark to market accounting of Swap Agreements, (b) reasonable and customary fees and expenses incurred or paid in connection with the consummation of the Transactions, the Acquisition, the Transactions (as such term is defined in the Existing Credit Agreement), and other acquisition transactions not prohibited by the terms of this Agreement or the other Loan Documents, (c) start-up, transition, severance, restructuring, and integration costs and other business optimization expenses incurred within twelve months after the Effective Date in an aggregate amount not to exceed $10,000,000, and (d) any net loss from disposed or discontinued operations, minus (ii) to the extent included in Consolidated Net Income, non-cash gains including non-cash gains resulting from mark to market accounting of Swap Agreements.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Laws pertaining in any way to human health, employee safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Restricted Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Restricted Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidances promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA, other than a Reportable Event as to which the provisions of 30 days notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, a Restricted Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, or (f) any other event or condition which would constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower, any Restricted Subsidiary or any Designated Partnership or materially impair the value of such Property subject thereto; (e) Liens arising by virtue of any statutory, common law or contract provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower, any of the Restricted Subsidiaries or any Designated Partnership to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower, any Restricted Subsidiary or any Designated Partnership for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower, any Restricted Subsidiary or any Designated Partnership or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower, any Restricted Subsidiary or any Designated Partnership in the ordinary course of business covering only the Property under lease; (j) any obligations (other than Debt) or duties affecting any of the Property of the Borrower, any Restricted Subsidiary or any Designated Partnership to any Governmental Authority with respect to any franchise, grant, license or permit; and (k) any interest or title of a lessor under any lease entered into by the Borrower, any Restricted Subsidiary or any Designated Partnership covering only the assets so leased; provided further that (1) Liens described in clauses (a) through (d), and (g) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced unless such action is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP and (2) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Lien.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.05), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(b), and (d) any U.S. Federal withholding Taxes imposed by FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 17, 2011 among the Borrower, the lenders party thereto, and Citibank, N.A., as administrative agent, as amended, modified or supplemented.

“Existing Letters of Credit” means letters of credit outstanding as of the Effective Date and listed on Annex II hereto.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the engagement letter dated February 4, 2011, among the Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Partner” means Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Restricted Subsidiary, any of their Properties, the Administrative Agent, any Issuing Bank or any Lender.

“Guarantors” means Atlas Energy Company, LLC, a Delaware limited partnership, Atlas Energy Resource Services, Inc., a Delaware corporation, AED Investments, Inc., a Delaware corporation, Atlas America Mid-Continent, Inc., a Delaware corporation, Atlas Energy Holdings Operating Company, LLC, a Delaware limited liability company, Atlas Energy Indiana, LLC, an Indiana limited liability company, Atlas Energy Ohio, LLC, an Ohio limited liability company, Atlas Energy Tennessee, LLC, a Pennsylvania limited liability company, Atlas Noble, LLC, a Delaware limited liability company, General Partner, Atlas Resources, LLC, a Pennsylvania limited liability company, REI-NY, LLC, a Delaware limited liability company, Resource Energy, LLC, a Delaware limited liability company, Resource Well Services, LLC, a Delaware limited liability company, and Viking Resources, LLC, a Pennsylvania limited liability company, and any other Material Subsidiary of the Borrower that after the Effective Date guarantees the Indebtedness to the Administrative Agent pursuant to Section 8.13(b).

“Guaranty Agreement” means the Guaranty in form and substance satisfactory to the Administrative Agent by each of the Guarantors in favor of the Administrative Agent dated as of the date hereof, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Borrower that, together with all of the Subsidiaries of such Restricted Subsidiary, does not own Property with an aggregate fair market value in excess of $3,000,000.

“Immaterial Title Deficiencies” means, with respect to Oil and Gas Properties, at any time of determination, defects or clouds on title, discrepancies in net revenue and working interest ownership percentages and other discrepancies (in each case, between what is shown on the most recently delivered Reserve Report and that which is set forth in the title information provided by a Loan Party to the Administrative Agent hereunder) and other Liens (other than Excepted Liens), defects, and similar matters which do not, individually or in the aggregate, affect Oil and Gas Properties in an amount greater than five percent (5%) of the Borrowing Base Value of all Oil and Gas Properties evaluated in the most recent Reserve Report delivered under this Agreement.

“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any other Loan Party: (a) to the Administrative Agent, any Issuing Bank, or any Lender under any Loan Document including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Person under any Secured Swap Agreement; (c) to any Bank Products Provider in respect of Bank Products; and (d) all renewals, extensions and/or restatements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Statement” means the definitive information statement, dated January 19, 2011, filed by the Borrower with the SEC, as amended or supplemented.

“Initial Reserve Report” means the initial Reserve Report of the Borrower prepared by or under the supervision of the chief engineer of the Borrower based on information as of June 30, 2010 and used by the Lenders in the determination of the initial Borrowing Base.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, and if available by all the Lenders, nine months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period may have a term which would extend beyond the Maturity Date and (c) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which the Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, capital contributions, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business), or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person.

“Issuing Bank” means Wells Fargo Bank, National Association, Citibank, N.A. and JPMorgan Chase Bank, N.A., each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” will include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a joinder agreement in the form of Exhibit H or any other form reasonably approved by the Administrative Agent.

“Law” means (a) a law, statute, ordinance, treaty, permit, rule or regulation of any Governmental Authority, (b) a court decision, judgment, order, decree, injunction or ruling, and (c) a regulatory bulletin or guidance, or examination order or recommendation of a Governmental Authority.

“LC Commitment” at any time means $20,000,000.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time (by the borrowing of Loans or otherwise). The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower or entered into by the Borrower with any Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period reported by Bloomberg L.P. in its index of rates as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such index, the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and the Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing. “Lien” shall not include the interest of the Borrower or any Restricted Subsidiary in any Property subject to a Synthetic Lease.

“Loan Documents” means this Agreement, the Notes, if any, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and any and all other material agreements or instruments now or hereafter executed and delivered by any Loan Party or any other Person (other than Swap Agreements or agreements regarding the provision of Bank Products with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with the Indebtedness, this Agreement and the transactions contemplated hereby, as such agreements may be amended, modified, supplemented or restated from time to time.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure are outstanding, two or more Lenders having greater than 50% of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure are outstanding, two or more Lenders holding greater than 50% of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participations interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the operations, Properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to carry out their business as of the Effective Date, (c) the ability of the Loan Parties, taken as a whole, to perform fully and on a timely basis their obligations under any of the Loan Documents that are material to the interests of the Lenders, or (d) the validity or enforceability of any of the Loan Documents or the material rights and remedies available to the Administrative Agent, any Issuing Bank, or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time, including unpaid amounts in respect of such Swap Agreement.

“Material Subsidiary” means any Restricted Subsidiary other than any Immaterial Subsidiary.

“Maturity Date” means March 22, 2016.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b). As of the Effective Date, the aggregate Maximum Credit Amounts of the Lenders are $300,000,000.

“Minimum Title Information” means title information in form and substance reasonably satisfactory to the Administrative Agent as to (a) the Loan Parties’ ownership (whether in fee or by leasehold) of at least 80% of the total value of all Oil and Gas Properties (other than Designated Partnership Properties) and (b) ownership (whether in fee or by leasehold) of the Designated Partnership Properties, in each case with respect to Properties evaluated in any applicable Reserve Report.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means a mortgage, deed of trust, or similar document in form and substance reasonably satisfactory to the Administrative Agent on an Oil and Gas Property directly owned (whether in fee or by leasehold) by a Loan Party where such Loan Party is the mortgagor and the Administrative Agent is the mortgagee pursuant to which a Lien on the Mortgaged Property covered thereby is created in favor of the Administrative Agent for the benefit of the Secured Creditors (as defined therein).

“Mortgaged Property” means any Property directly owned (whether in fee or by leasehold) by any Loan Party which is subject to a Lien created by the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Proceeds” means an amount equal to (a) cash payments received by the Borrower from the sale of APL Units minus (b) the sum of bona fide out-of-pocket and direct costs (other than any such costs paid to Affiliates) incurred in connection with such sale.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Reserve Borrowing Base” means, at any time of determination, an amount equal to the sum of the Well Services Borrowing Base plus the Common Unit Borrowing Base, as the same may be adjusted from time to time between Redetermination Dates pursuant to Section 2.07(g); provided that in no event shall the “Non-Reserve Borrowing Base” exceed 33-1/3% of the Oil and Gas Reserve Borrowing Base. As of the Effective Date, the Non-Reserve Borrowing Base shall be $31,250,000.

“Non-US Lender” has the meaning set forth in Section 5.03(d).

“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Asset Control of the Department of Treasury of the United States of America.

“Oil and Gas Properties” means each of the following: (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Oil and Gas Reserve Borrowing Base” means, at any time of determination, an amount equal to the sum of the Working Interest Borrowing Base plus the Partnership Interest Borrowing Base, as the same may be adjusted from time to time between Redetermination Dates pursuant to Section 2.07(h) or Section 8.12(d). As of the Effective Date, the Oil and Gas Reserve Borrowing Base shall be $93,750,000.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Partnership Interest Borrowing Base” means, at any time of determination, the amount determined as the Partnership Interest Borrowing Base in accordance with Section 2.07, as the same may be adjusted from time to time between Redetermination Dates pursuant to Section 2.07(h) or Section 8.12(d); provided that in no event shall the “Partnership Interest Borrowing Base” exceed the lesser of (a) the Working Interest Borrowing Base and (b) $60,000,000. As of the Effective Date, the Partnership Interest Borrowing Base shall be $46,875,000.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Restricted Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in the United States; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Compliance” means, as of any date of determination for purposes of calculating compliance with the financial covenants contained in Section 9.01 on a pro forma basis, (a) with respect to the financial covenants set forth in Section 9.01(a) and 9.01(c), (i) calculating Consolidated Net Income, EBITDA and Consolidated Interest Expense as if the acquisition of or merger or consolidation with any Restricted Subsidiary, the designation of an Unrestricted Subsidiary as a Restricted Subsidiary or the acquisition of Equity Interests or assets constituting a business unit of any Person (each of the foregoing, a “Subject Transaction”), as applicable, had occurred on the first day of the period consisting of the four consecutive fiscal quarters of the Borrower ending on the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 8.01, (ii) calculating Total Funded Debt as of the date of the Subject Transaction (after giving effect to the Subject Transaction and the incurrence of any Debt in such Subject Transaction, but excluding Debt owed to the Borrower or any Restricted Subsidiary) and (iii) otherwise making such calculations in accordance with Regulation S-X of the SEC and (b) with respect to the financial covenant set forth in Section 9.01(b), calculating current assets acquired, and current liabilities assumed, in the Subject Transaction as if such assets and liabilities had been acquired or assumed as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 8.01.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 7.04(b).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Purchased Assets” has the meaning assigned to that term in the Acquisition Agreement.

“Purchased Equity Interests” has the meaning assigned to that term in the Acquisition Agreement.

“Purchase Money Debt” means Debt (a) consisting of the deferred purchase price of property, plant and equipment, conditional sale obligations, obligations under any title retention agreement and other obligations incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Debt does not exceed the greater of (i) the cost of the asset being financed and (ii) the fair market value of such asset, and (b) incurred to finance such acquisition, construction or improvement by the Borrower or a Restricted Subsidiary of such asset; provided however that such Debt is incurred within 180 days after such acquisition or the completion of such construction or improvement.

“Qualifying APL Units” means APL Units that are (a) subject to a first priority Lien in favor of the Administrative Agent pursuant to the Loan Documents and (b) evidenced by certificates delivered by or on behalf of the Borrower to the Administrative Agent in accordance with the Security Instruments.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination” means any Scheduled Redetermination or Interim Redetermination.

“Redetermination Compliance Certificate” means, (a) with respect to any May 1 Scheduled Redetermination, the Compliance Certificate for the period ending as of the previous December 31, (b) with respect to any November 1 Scheduled Redetermination, the Compliance Certificate for the fiscal quarter ending as of the previous June 30, and (c) with respect to any Interim Redetermination, the most recent Compliance Certificate that is required to have been delivered pursuant to Section 8.01(c).

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Redetermination Unit Price” as of any Unit Price Redetermination Date, the APL Unit Price as of the Business Day immediately prior to such Unit Price Redetermination Date.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.09.

“Required Mortgage Value” means, as of any date of determination, an amount equal to 80% of the aggregate value attributed to all Oil and Gas Properties (other than Designated Partnership Properties) directly owned (whether in fee or by leasehold) by the Loan Parties in the evaluation of such Properties reflected in the determination of the Borrowing Base in effect as of such date. “Required Mortgage Value” does not include the value, if any, attributed to any Designated Partnership Properties.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31 or June 30 (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Loan Parties (or the Loan Parties’ proportionate share of Designated Partnership Properties), together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, together with a supplement indicating future net income based upon the Administrative Agent’s usual and customary pricing assumptions for oil and gas loans then in effect and provided by the Administrative Agent to the Borrower, in each case reflecting Swap Agreements in place with respect to such production. Each Reserve Report shall include a report on a well by well basis reflecting the working and revenue interests for the Borrower and each Guarantor, and the net working interest and net revenue interests for each Designated Partnership and such other information and in such form as may be reasonably requested by the Administrative Agent.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person (including any return of capital), or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Rolling Period” means (a) for the fiscal quarters ending on June 30, 2011, September 30, 2011 and December 31, 2011, the applicable period commencing on April 1, 2011 and ending on the last day of such applicable fiscal quarter, and (b) for the fiscal quarter ending on March 31, 2012, and for each fiscal quarter thereafter, any period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Secured Swap Agreement” means a Swap Agreement between the Borrower or any other Loan Party and a Person who was a Lender or an Affiliate of a Lender at the time that such Swap Agreement was entered into, but excluding any additional transactions or confirmations entered into after such Person ceases to be a Lender or an Affiliate of a Lender; provided that any such Swap Agreement shall cease to be a “Secured Swap Agreement” after assignment by such Lender or Affiliate of a Lender of such Swap Agreement to a Person that is not a Lender or an Affiliate of a Lender.

“Security Agreement” means the Security Agreement among the Borrower, the Guarantors and the Administrative Agent dated as of the date hereof, as the same may be amended, modified or supplemented from time to time.

“Security Agreement Supplement” means a supplement to the Security Agreement in the form of Annex 1 to the Security Agreement any other form reasonably approved by the Administrative Agent.

“Security Instruments” means the Guaranty Agreement, the Security Agreement, Mortgages and other agreements, instruments or stock certificates described or referred to in Exhibit E, and any and all other agreements or instruments now or hereafter executed and delivered by any Loan Party or any other Person (other than Swap Agreements or agreements regarding the provision of Bank Products with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) as security for the payment or performance of, or to perfect the grant of a Lien to secure obligations under, the Indebtedness, the Notes, if any, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Notes” means any unsecured notes issued by the Borrower under Section 9.02(h) and, without duplication, any guarantees thereof by the Borrower or a Guarantor.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sole Management Control” means, with respect to the Borrower, the ability, through voting power, by contract or otherwise, to direct all limited partnership actions of such Person without requiring the approval, consent, or vote of any other Person to the extent such approval, consent or vote is not required for such actions as of the Effective Date.

“Solvent” means when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”), any other Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent and/or one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” (i) means a Subsidiary of the Borrower and (ii) does not include any Designated Partnership or any Undesignated Partnership.

“Super Majority Lenders” means, at any time while no Loans or LC Exposure are outstanding, two or more Lenders having at least 66- 2/3% of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure are outstanding, two or more Lenders holding at least 66- 2/3% of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participations in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Super Majority Lenders.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Funded Debt” means, at any date, all Debt of the Borrower and the Restricted Subsidiaries on a consolidated basis other than (i) contingent obligations in respect of Debt described in clause (b) of the definition of “Debt”, and (ii) Debt described in clauses (c), (j), (k), and (m) of the definition of “Debt”. For the avoidance of doubt, “Total Funded Debt” shall not include “asset retirement obligations” as such term is used in ASC Topic 410 to the extent such term relates to the plugging and abandonment of wells.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Guarantor on Mortgaged Properties pursuant to the Security Instruments.

“Transferee” means any Assignee or Participant.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Undesignated Partnership” means a partnership or limited liability company (other than a Subsidiary) that is Controlled by a Loan Party and that (a) does not meet the definition of a “Designated Partnership”, (b) is listed on Schedule 7.15 on the date hereof as an “Undesignated

Partnership”, or (c) has been designated by the Borrower as an “Undesignated Partnership” pursuant to Section 8.01(p) or Section 9.20(b).

“Unit Price Redetermination Date” means any date on which the Administrative Agent delivers a Proposed Borrowing Base Notice pursuant to Section 2.07(c) and any other date on which the Common Unit Borrowing Base is automatically reduced pursuant to Section 2.07(g).

“Unrestricted Subsidiary” means (a) any Subsidiary designated as such on Schedule 7.15 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.19 and (b) any Subsidiary of an Unrestricted Subsidiary.

“Well Services Borrowing Base” means, at any time of determination, an amount equal to the product of 2.50 multiplied by the Well Services Income. As of the Effective Date, the Well Services Borrowing Base shall be $29,100,000.

“Well Services Business Segment” means the business segment of the Borrower and the Restricted Subsidiaries principally involved in serving as the operator of various oil and gas properties and providing well maintenance and other drilling services to oil and gas producers.

“Well Services Income” means at any time an amount equal to the portion of EBITDA allocable to the Well Services Business Segment for the twelve month period ending on the last day of the most recently completed fiscal quarter of the Borrower for which financial statements are available, calculated by the Borrower in good faith and in a manner consistent with the calculation of Well Services Income made by the Borrower and delivered to the Administrative Agent in connection with the determination of the Well Services Borrowing Base on the Effective Date.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Working Interest Borrowing Base” means, at any time of determination, the amount determined as the Working Interest Borrowing Base in accordance with Section 2.07, as the same may be adjusted from time to time between Redetermination Dates pursuant to Section 2.07(h) or Section 8.12(d). As of the Effective Date, the Working Interest Borrowing Base shall be $46,875,000.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including,” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

Section 1.05 Accounting Terms and Determinations.

(a) Unless otherwise specified herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding GAAP or anything in this Agreement to the contrary, for the purposes of calculating the ratios that are the subject of Section 9.01 hereof and the components of each of them, all Unrestricted Subsidiaries, all Designated Partnerships (and their Subsidiaries), and all Undesignated Partnerships (and their Subsidiaries) (including the assets, liabilities, income, losses, cash flows and elements thereof of each of the foregoing) shall be excluded, except that any cash dividends or distributions paid by any Person to Borrower or any Restricted Subsidiary shall be deemed to be income to the Borrower or such Restricted Subsidiary, as applicable, when received by it whether or not constituting income in accordance with GAAP.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment and (b) the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If a Lender shall make a written request to the Administrative Agent and the Borrower to have its Loans evidenced by a promissory note, then the Borrower shall execute and deliver a single promissory note of the Borrower in substantially the form of Exhibit A, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as then in effect, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender; provided that the failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (a “written Borrowing Request”): (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York, New York time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York, New York time, on the date of the proposed Borrowing. Each telephonic and written Borrowing Request shall be irrevocable and each telephonic Borrowing Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Borrowing), and the pro forma total Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower (a “written Interest Election Request”) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic and written Interest Election Request shall be irrevocable and each telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of

Default is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York, New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. No payment required and made by the Borrower under this paragraph will be subject to any break-funding payment under Section 5.02.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the

Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $125,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time after the date of the initial Borrowing pursuant to Section 2.07(f), Section 2.07(g), Section 2.07(h) or Section 8.12(d).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined amounts shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders on May 1st and November 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable), commencing May 1, 2011. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Super Majority Lenders, by notifying the Borrower thereof, one time during each six month period, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07. The Borrower may also elect to have one additional Interim Redetermination between Scheduled Redeterminations in connection with (i) any acquisition of Oil and Gas Properties having a fair market value of $10,000,000 or more or (ii) any sale or other disposition of Properties or termination of Swap Agreements in respect of commodities where the Properties so sold or Swap Agreements so terminated have a fair market value of $10,000,000 or more.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a) and Section 8.11(c), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b) and Section 8.11(c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Super Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), and the receipt by the Administrative Agent of the applicable Redetermination Compliance Certificate, the Administrative Agent shall evaluate the information contained in the Engineering Reports and such Redetermination Compliance Certificate and shall propose a new Borrowing Base (the “Proposed Borrowing Base”) equal to the sum of (A) its good faith determination of a new Working Interest Borrowing Base and Partnership Interest Borrowing Base based upon the Engineering Reports and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as they exist at the particular time and (B) its calculation of the Non-Reserve Borrowing Base. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amount.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) (such notice to specify the proposed amount of the Borrowing Base and the Working Interest Borrowing Base, the Partnership Interest Borrowing Base, the Well Services Borrowing Base and the Common Unit Borrowing Base comprising such amount):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a), Section 8.11(c) and the applicable Redetermination Compliance Certificate in a timely and complete manner, then on or before the first to occur of April 15th and October 15th following the date of delivery (or, in each case, such date promptly thereafter as reasonably practicable) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a), Section 8.11(c) and such Redetermination Compliance Certificate in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports and such Redetermination Compliance Certificate from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly after the Administrative Agent has received the required Engineering Reports and the applicable Redetermination Compliance Certificate, and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i).

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Super Majority Lenders as provided in this Section 2.07(c)(iii). Such decisions relating to the Non-Reserve Borrowing Base will be based on the Administrative Agent’s calculation thereof and such decisions relating to the Oil and Gas Reserve Borrowing Base will be made by each Lender in good faith and based upon such criteria as such Lender deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as they exist at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each

Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15 days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Super Majority Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved the Proposed Borrowing Base, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Super Majority Lenders, as applicable, have not approved or deemed to have approved the Proposed Borrowing Base, as aforesaid, then the Administrative Agent shall poll the Lenders to determine the highest amount approved by all of the Lenders in the case of an amount that would increase the Borrowing Base, or the Super Majority Lenders in the case of an amount that would decrease or maintain the Borrowing Base, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Super Majority Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall promptly (but in no event later than five Business Days after such approval or deemed approval) notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”) and the amount of the Working Interest Borrowing Base, the Partnership Interest Borrowing Base, the Wells Services Borrowing Base and the Common Unit Borrowing Base and the amount of the Borrowing Base set forth therein shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) by the applicable date specified in Section 8.11 and the applicable Redetermination Compliance Certificate by the date specified in Section 8.01(c), then on the first to occur of May 1st or November 1st following delivery of the New Borrowing Base Notice (or promptly thereafter as reasonably practicable), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and Section 8.11(c) by the applicable date specified in Section 8.11 and such Redetermination Compliance Certificate by the date specified in Section 8.01(c), then on the Business Day next succeeding delivery of the New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of the New Borrowing Base Notice.

(e) Duration of Borrowing Base. Following delivery of the New Borrowing Base Notice, the amount of the Borrowing Base set forth in the New Borrowing Base Notice shall be the Borrowing Base until the next Scheduled Redetermination Date, the next Interim

Redetermination Date or the next adjustment to the Borrowing Base, to the extent applicable, under Section 2.07(f), Section 2.07(g), Section 2.07(h) or Section 8.12(d), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(f) Reduction of Borrowing Base Upon Issuance of Senior Notes. In addition to the other redeterminations of the Borrowing Base provided for herein, and notwithstanding anything to the contrary contained herein, upon the issuance of any Senior Notes permitted by Section 9.02(h), the Borrowing Base then in effect shall be automatically reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Senior Notes (without regard to any initial issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders on such date until the next redetermination or modification of the Borrowing Base pursuant to this Agreement.

(g) Reduction of Borrowing Base Upon Decrease in APL Unit Price. In addition to the other redeterminations of the Borrowing Base provided for herein, if at any time the APL Unit Price has declined by 40% or more since the most recent Unit Price Redetermination Date (adjusting for any dividend payable in APL Units, any split of APL Units, any combination relating to APL Units or any other similar transaction affecting APL Units, in each case since such Unit Price Redetermination Date), the Administrative Agent may, and at the request of the Super Majority Lenders shall, give written notice thereof to the Borrower. Not later than three Business Days after delivery of such notice, the Borrower may create in favor of the Administrative Agent a first priority perfected security interest in additional Qualifying APL Units pursuant to the Security Instruments. On the fourth Business Day after the Administrative Agent’s delivery of such notice, the Common Unit Borrowing Base shall be automatically recalculated, effective immediately, to an amount equal to 25% of the product of (x) the Redetermination Unit Price as of such day times (y) the number of Qualifying APL Units on such day; provided that in no event shall (i) the Common Unit Borrowing Base exceed 25% of the resulting Borrowing Base or (ii) any redetermination of the Common Unit Borrowing Base pursuant to this Section 2.07(g) result in an increase in the Common Unit Borrowing Base that was in effect immediately prior to such redetermination. Immediately upon such reduction, if applicable, the Borrowing Base shall be automatically redetermined by the Administrative Agent to reflect such reduction and shall become the new Borrowing Base effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders until the next redetermination or modification of the Borrowing Base pursuant to this Agreement. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(h) Reduction of Borrowing Base upon Sale of Properties, Termination of Swap Agreements or any Designated Partnership Ceasing to be a Designated Partnership. In addition to the other redeterminations of the Borrowing Base provided for herein, if at any time the aggregate Borrowing Base Value of Properties sold or disposed of, and Swap Agreements in respect of commodities terminated or otherwise monetized, pursuant to Section 9.11(d) in any period between Redeterminations of the Borrowing Base, together with (i) the Borrowing Base

Value of any Oil and Gas Properties sold or disposed of by any Designated Partnership and (ii) the Borrowing Base Value of any Designated Partnership Properties evaluated in the most recent Reserve Report that are attributable to any Designated Partnership that, during such period, ceased to be a Designated Partnership for any reason (including, without limitation, as a result of being designated by the Borrower as an Undesignated Partnership pursuant to Section 8.01(p) or Section 9.20(b)), exceeds five percent (5%) of the Oil and Gas Reserve Borrowing Base as of the last Redetermination, then, unless the Borrower has timely exercised its right to an Interim Redetermination pursuant to Section 2.07(b), to the extent available, such that the Redetermination Date with respect to such Interim Redetermination may occur simultaneously with the consummation of such designation, sale or disposition (or, in the case of a Swap Agreement, termination or other monetization), the Oil and Gas Reserve Borrowing Base shall be automatically reduced, effective immediately upon such designation, sale or disposition (or, in the case of a Swap Agreement, termination or other monetization) by an amount equal to the Borrowing Base Value of such Properties sold or disposed of (or ceasing to be Designated Partnership Properties), and Swap Agreements in respect of commodities terminated or otherwise monetized. Immediately upon such reduction, if applicable, the Borrowing Base shall be automatically redetermined by the Administrative Agent to reflect such reduction and shall become the new Borrowing Base effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders until the next redetermination or modification of the Borrowing Base pursuant to this Agreement. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(i) Rules of Construction for Borrowing Base. The definitions of “Common Unit Borrowing Base”, “Non-Reserve Borrowing Base” and “Partnership Interest Borrowing Base” and Section 2.07(g) each contain provisos that serve to limit the amount of one component of the Borrowing Base in relation to another component of the Borrowing Base or in relation to the total Borrowing Base (the “limiting factor”). In calculating the Borrowing Base and each component thereof, the Administrative Agent shall first, calculate each component of the Borrowing Base separately without reference to such provisos that relate to a limiting factor (provided that all fixed dollar amount limiting factors shall be applied during this first step) and calculate the Borrowing Base to equal the sum of the value thus calculated for each component thereof, and second, re-calculate each component of the Borrowing Base by applying the percentage limiting factors to such component calculations and total Borrowing Base calculation from the first step. In the event that the value of any component of the Borrowing Base calculated in the first step exceeds the value calculated for such component when applying the limiting factor in the second step, then the final value of such component shall be the value calculated for such component when applying the limiting factor in the second step; otherwise the final value of such component shall be the value calculated for such component in the first step. The final value of the Borrowing Base as calculated herein shall equal the sum of the value of each such component as determined in the preceding sentence. Notwithstanding anything to the contrary contained herein, each limiting factor shall be deemed to be the component of the Borrowing Base or the total Borrowing Base, as applicable, as is then being redetermined or calculated, without regard to the Borrowing Base or any component thereof as in effect immediately prior to the calculation at hand.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request an Issuing Bank to issue US dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Effective Date until the day which is five (5) Business Days prior to the end of the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. The Existing Letters of Credit shall be deemed to have been issued hereunder as of the Effective Date. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (unless otherwise agreed by the applicable Issuing Bank, not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and the current total Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment and (y) the total Credit Exposures shall not exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base). No letter of credit issued by any Issuing Bank shall be deemed to be a “Letter of Credit” issued under this Agreement unless such Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by Borrower contained in the foregoing clauses (x) and (y) are true and correct.

If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit and shall guarantee the reimbursement of any Letter of Credit issued for the account of a Loan Party.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than the fifth (5th) Business Day after the Borrower shall have received notice of such LC Disbursement, together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (i) the then applicable interest rate for ABR Loans for each day such LC Disbursement shall remain outstanding through the fifth (5th) Business Day following its receipt of notice of such disbursement and (ii) thereafter, the post default rate for ABR Loans for the period from and including the sixth Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount; provided that, unless the Borrower shall have notified the Administrative Agent to the contrary not later than 10:00 a.m., New York City time, on the Business Day next following the date on which the Borrower shall have been notified of such LC Disbursement, the Borrower will be deemed to have requested, and the Borrower does hereby request under such circumstances, in accordance with Section 2.03 that such payment be financed with an ABR Borrowing on such Business Day in an equivalent amount and, to the extent the Borrower satisfies the condition precedent to such ABR Borrowing set forth in Section 6.02(b), the

Borrower’s obligation to make such payment shall be discharged with the proceeds of the requested ABR Borrowing. If the Borrower fails to make such payment when due and the Borrower is not entitled to make a Borrowing in the amount of such payment, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank, such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in good faith, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(i), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit not later than one Business Day after receipt of notice from the Administrative Agent (or, if such notice is received after 12:00 p.m. Noon, New York, New York time, not later than the second Business Day after receipt of such notice), in a deposit account with the Administrative Agent, cash collateral for the benefit of the Lenders in an amount equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to any Loan Party described in Section 10.01(g) or Section 10.01(h). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a first priority perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(i) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which any Loan Party may now or hereafter have against any such beneficiary, the Issuing Banks, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the other Loan Parties’ obligations under this Agreement and the other Loan Documents in a “securities account” (within the meaning of Article 8 of the UCC) over which the Administrative Agent shall have “control” (within the meaning of the UCC). Notwithstanding the foregoing, the Borrower may direct the Administrative Agent and the “securities intermediary” (within the meaning of the UCC) to invest amounts credited to the securities account, at the Borrower’s risk and expense, in Investments described in Section 9.05(c) through (f). Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Loan Parties under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, and any LC Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (or, if such notice is received after 12:00 p.m. Noon, New York, New York time, within two (2) Business Days following receipt of such notice) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(i) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.08(j), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.08(j), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.08(j), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated.

Notwithstanding any provision of this Agreement to the contrary, so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.08(j), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.08(j)(i) (and any Defaulting Lender shall not participate therein).

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any other Loan Party hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate applicable to ABR Loans as provided in Section 3.02(a), or if no rate is then applicable to such amount, at a rate per annum equal to 2.0% plus the highest rate then applicable to ABR Loans as provided in Section 3.02(a).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b), but each prepayment must be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York, New

York time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York, New York time, one Business Day prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than pursuant to Section 3.04(c)) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), a Borrowing Base Deficiency exists, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount sufficient to fully eliminate such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(i).

(ii) Upon any Scheduled Redetermination or Interim Redetermination of the Borrowing Base in accordance with Section 2.07(b) or any adjustment to the Borrowing Base under Section 8.12(d), if a Borrowing Base Deficiency results therefrom, then the Borrower shall, within 30 days following receipt of the New Borrowing Base Notice or notice pursuant to Section 8.12(d), as applicable, provide written notice to the Administrative Agent stating the action which the Borrower proposes to take to eliminate such Borrowing Base Deficiency, and the Borrower shall, within 30 days (or 60 days in the case of clause (C) of this Section 3.04(c)(ii)) after its receipt of a New Borrowing Base Notice or notice pursuant to Section 8.12(d), as the case may be: (A) prepay the Loans in an amount equal to the full amount sufficient to eliminate such Borrowing Base Deficiency, (B) prepay the Loans in an amount sufficient to fully eliminate such Borrowing Base Deficiency in four equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice or notice, as the case may be (provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date), (C) submit (and pledge as Mortgaged Properties pursuant to a Mortgage) to the Administrative Agent not later than 60 days after its receipt of a New Borrowing Base Notice or notice pursuant to Section 8.12(d), additional Oil and Gas Properties directly owned (whether in fee or by leasehold) by a Loan Party for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Lenders in good faith deem sufficient in their sole discretion and consistent with their normal oil and gas lending criteria as they exist at the time of determination to fully eliminate such Borrowing Base Deficiency or (D) undertake a combination of the actions specified in clauses (B) and (C) of this Section 3.04(c)(ii) to fully eliminate such Borrowing Base Deficiency. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(i).

(iii) Upon any adjustment to the Borrowing Base pursuant Section 2.07(f), Section 2.07(g) or Section 2.07(h) the Borrower shall (A) prepay Borrowings in an aggregate principal amount, if any, necessary to fully eliminate such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(i). The Borrower shall make such prepayment and/or deposit of cash collateral on or prior to the second Business Day immediately following the date it receives notice from the Administrative Agent of such reduction of the Borrowing Base and resulting Borrowing Base Deficiency.

(iv) Promptly following any sale or other disposition of any APL Units directly or indirectly owned by the Borrower on the Effective Date that are not subject to a Lien in favor of the Administrative Agent created pursuant to the Loan Documents, the Borrower shall prepay the Loans (to the extent of the outstanding principal balance of the Loans) in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such sale of such APL Units.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding as the Borrower may direct.

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02, and shall not result in a reduction in the Maximum Credit Amounts.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of each Lender’s Applicable Percentage of the Borrowing Base during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the third Business Day after the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in

Letters of Credit, which shall accrue at the same Applicable Margin for Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any year, and (iii) to each Issuing Bank, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year will be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees will be payable on the Termination Date and any such fees accruing after the Termination Date will be payable on demand. Any other fees payable to the Issuing Banks pursuant to this Section 3.05(b) will be payable within 10 days after demand. All participation fees and fronting fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent in the Fee Letter.

(d) Defaulting Lender Fees. Subject to Section 2.08(j), the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Section 3.05(a) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs.

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or reimbursement of LC Disbursements or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York, New York time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time prior the Termination Date, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied: first, ratably to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to outstanding principal of the Loans and unreimbursed LC Disbursements; and fifth, if required by the terms of this Agreement, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; in each case, ratably among the parties entitled thereto in accordance with the amounts then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Loan Party or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and under this Agreement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the

Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant hereto then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the other Loan Parties unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each other Loan Party’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower or any other applicable Loan Party and the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Parties.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition (other than Excluded Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), in each case by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, in each case by an amount deemed by such Lender to be material, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an

Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.05, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or any Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower or such Guarantor shall make such deductions and (c) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or any Issuing Bank as to the amount of such payment or liability under this Section 5.03) shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) FATCA. If a payment made to a Lender under this Agreement would be subject to United States Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g) Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been

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indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Survival. The agreements in this Section 5.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 5.04 Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender becomes a Defaulting Lender, (d) any Lender has not approved (or is not deemed to have approved) an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii), or (e) any Lender has not approved a proposed waiver or amendment requiring 100% approval or consent (other than an increase in the Borrowing Base) but which has been approved by Lenders holding 50% or more of the then outstanding Commitments, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments or will result in the approval of the proposed Borrowing Base.

Section 5.06 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans; provided that the Borrower shall not be required to make any payments pursuant to Section 5.02 as a result of the conversion of any Affected Loans under this Section 5.06.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder (exclusive of the Existing Letters of Credit) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date pursuant to this Agreement or the Fee Letter, including, to the extent invoiced to the Borrower at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or other applicable managing Person) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and

(iv) the articles or certificate of incorporation and bylaws (or other applicable governing documents) of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received recent certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received duly executed Notes payable to the order of each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i) be reasonably satisfied that the Security Instruments will, when properly executed and recorded, create first priority, perfected Liens (except for Excepted Liens, but subject to the provisos at the end of such definition and subject to Immaterial Title Deficiencies) on at least the Required Mortgage Value of Oil and Gas Properties and all other Property purported to be pledged as collateral pursuant to such Security Instruments (including, without limitation, all Equity Interests in each Designated Partnership); and

(ii) have received certificates, together with undated, blank stock powers (or the equivalent for Persons that are not corporations) for each certificate, representing all of the certificated issued and outstanding Equity Interests (other than any Excluded Property (as defined in the Security Agreement)) of each Subsidiary (other than any Subsidiary of an Unrestricted Subsidiary) and of the Loan Parties’ Equity Interests in each Designated Partnership.

(g) The Administrative Agent shall have received an opinion in form and substance reasonably acceptable to the Administrative Agent of (i) Covington & Burling LLP, special counsel to the Borrower, (ii) Ledgewood, special counsel to the Borrower, and (iii) local counsel in each of the following states: Ohio and Pennsylvania.

(h) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower, the Restricted Subsidiaries and the Designated Partnerships evidencing that such Persons are carrying insurance in accordance with Section 7.13.

(i) The Administrative Agent shall have received title information in form and substance reasonably satisfactory to the Administrative Agent setting forth (a) the status of title on at least 80% of the total value of all Oil and Gas Properties (other than Designated

Partnership Properties) evaluated in the Initial Reserve Report and (b) the status of title on the Designated Partnership Properties evaluated in the Initial Reserve Report.

(j) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower or another Loan Party has (i) received all consents and approvals required by Section 7.03, and (ii) no action, investigation, litigation or proceeding pending or threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(k) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.11(c)(i).

(l) The Administrative Agent shall have received appropriate UCC and other Lien and real property record search certificates from Ohio, Indiana, Pennsylvania, any additional jurisdiction of organization of each Loan Party, and any other jurisdiction reasonably requested by the Administrative Agent, in each case reflecting no Liens encumbering the Properties of each Loan Party or Designated Partnership, as applicable, other than Liens released on or prior to the Effective Date or Liens permitted by Section 9.03 including, without limitation, Immaterial Title Deficiencies.

(m) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the pro forma financial information contained in the Information Statement has been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the Effective Date to be reasonable).

(n) The Administrative Agent shall have received a copy of the Acquisition Agreement certified as being true and correct by a Responsible Officer of the Borrower, which certificate shall also confirm that the Acquisition was consummated in accordance with the Acquisition Agreement and that no provision of the Acquisition Agreement shall have been unenforced, waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders (unless such waiver, amendment, supplement or modification is approved by the Administrative Agent).

(o) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that immediately after giving effect to the Transactions, the Borrower and the Restricted Subsidiaries will have no Debt or preferred stock outstanding other than the Indebtedness under this Agreement and other indebtedness listed on Schedule 9.02.

(p) The Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that all amounts due under the Existing Credit Agreement shall be paid in full substantially concurrently with the funding of the initial Loan under this Agreement and that upon such payment. all commitments to lend under the Existing Credit Agreement will terminate and all Liens securing the obligations secured under the Existing Credit Agreement will be released.

(q) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(r) The Administrative Agent shall have received projections for the Borrower for the twelve month period commencing on the first day of the first month immediately following the closing date of the Acquisition in form reasonably satisfactory to the Administrative Agent.

(s) The Administrative Agent shall have received a Form U-1 with respect to each Lender that is a bank and a Form G-3 with respect to each Lender that is not a bank, each duly completed and executed by the Borrower.

(t) The Administrative Agent shall have received certified copies of each of the organizational documents of each of the Designated Partnerships.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York, New York time, on March 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02 Each Credit Event. (a) The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a conversion or continuation of an outstanding Borrowing and other than a Borrowing to reimburse an LC Disbursement made pursuant to Section 2.08(e), but including the initial funding), and of each Issuing Bank to issue, renew, or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(i) At the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing.

(ii) The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date; provided that with respect to the initial funding on the Effective Date, the only representations (and related Defaults) relating to the Acquisition Properties the making of which shall be a condition precedent under this Section 6.02(a)(ii) on the Effective Date shall be those representations contained in Section 7.01, Section 7.02, Section 7.03, Section 7.07(a), Section 7.08 and Section 7.09.

(iii) At the time of such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no notice shall have been delivered by the

Administrative Agent under Section 2.07(g) which notice has not yet resulted in a recalculation of the Common Unit Borrowing Base pursuant to Section 2.07(g).

(iv) The making of such Loan or the issuance, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuing Bank to violate or exceed, any applicable Law, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(v) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(b) The obligation of each Lender to make a Loan on the occasion of any Borrowing deemed to have been requested by the Borrower to reimburse an LC Disbursement pursuant to Section 2.08(e) shall be subject to the satisfaction of the conditions that (i) at the time of and immediately after giving effect to such Borrowing, no Event of Default shall have occurred and be continuing, and (ii) after giving effect to such Borrowing, the total Credit Exposures shall not exceed the total Commitments.

(c) Each Borrowing (other than a conversion or continuation of an outstanding Borrowing and other than a Borrowing to reimburse an LC Disbursement made pursuant to Section 2.08(e)), and each issuance, renewal or extension of any Letter of Credit will be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (i), (ii), (iii), (iv) and (v) of paragraph (a) above.

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions and performance under the Acquisition Documents to which it is a party are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, member action. Each Loan Document and each Acquisition Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions and the Acquisition (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents or permitted under Section 9.03).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished in accordance with Section 8.01 to the Lenders (i) its consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2009, certified by its independent public accountants; and (ii) its consolidated balance sheet as of September 30, 2010, and the related consolidated statements of operations, comprehensive income, partners’ capital, and cash flows for the three month and nine month periods then ended, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the combined or consolidated, as applicable, financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries, as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) The Borrower has previously delivered to the Lenders the pro forma condensed consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of September 30, 2010, and the related pro forma condensed consolidated statements of operations for the Borrower for the nine months then ended and for the 12 months ended December 31, 2009 (collectively, the “Pro Forma Financial Statements”). The Pro Forma Financial Statements (i) give effect to the Transactions and the Acquisition as if they had occurred on such date in the case of the balance sheet and as of the beginning of the periods presented in the case of the statements of operations, (ii) have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the Effective

Date to be reasonable), (iii) accurately reflect all adjustments required to be made to give effect to the Transactions and the Acquisition, and (iv) are in accordance with Regulation S-X and present fairly in all material respects the pro forma consolidated financial position and results of operations of the Borrower as of such date and for such periods, assuming that the Transactions and the Acquisition had occurred at such dates.

(c) Since December 31, 2010, giving effect to the Acquisition and the adjustments set forth in the pro forma condensed consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of September 30, 2010 which was previously delivered to the Lenders, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Loan Parties has been conducted only in the ordinary course consistent with past business practices.

(d) Neither the Borrower nor any Restricted Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any material contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Pro Forma Financial Statements or as disclosed in this Agreement (including the Schedules hereto).

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or affecting the Borrower or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document, the Transactions or the Acquisition and to the knowledge of the Borrower no such action, suit, investigation or proceeding is threatened.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) Neither any Property of the Borrower or any Restricted Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

(b) Without limitation of clause (a) above, no Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the best knowledge of any Loan Party, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Restricted Subsidiary, including without limitation past or present treatment, storage, disposal or release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) All Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Restricted Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Loan Parties, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

(e) The Borrower has taken all steps reasonably necessary to determine and have determined that no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise Released and there has been no threatened Release of any Hazardous Materials on or to any Property of the Borrower or any Restricted Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f) To the extent applicable, all Property of the Borrower and each Restricted Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Effective Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.

(g) Neither the Borrower nor any Restricted Subsidiary has any known contingent liability in connection with any Release or threatened Release of any oil, Hazardous Material or solid waste into the environment.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Restricted Subsidiary (i) is in compliance with all Laws applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and (ii) possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Restricted Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c) No Event of Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 No Margin Stock Activities. No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.10 Taxes. Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and the Restricted Subsidiaries in respect of taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No tax Lien has been filed and no claim is being asserted with respect to any such tax or other such governmental charge.

Section 7.11 ERISA. Except as set forth on Schedule 7.11 and except as could not reasonably be expected to result in a Material Adverse Effect:

(a) The Borrower, the Restricted Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any

Restricted Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Restricted Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all amounts which the Borrower, the Restricted Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) Neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h) Neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i) Neither the Borrower, the Restricted Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.12 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any of the Restricted Subsidiaries to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished, collectively, the “Information”) contained, as of the date delivered, any material misstatement of fact or omitted to state, as of the date delivered, any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and, as of the Effective Date, the Information does not contain any misstatement of fact or omit to state any fact that would make the Information, taken as a whole and viewed in the light of the circumstances under which the Information was prepared, misleading in any material respect; provided that, with respect to Information consisting of projected financial information or other forward looking information, the Borrower represents only that such Information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

Section 7.13 Insurance. The Borrower has, and has caused all the Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Laws and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the Restricted Subsidiaries. All Designated Partnerships maintain all appropriate insurance policies to the extent contemplated or required under the limited partnership agreement (or similar governing document) of such Designated Partnership. With respect to insurance policies of the Borrower and the Restricted Subsidiaries, the Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.14 Restriction on Liens. Neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.15 Subsidiaries.

(a) Except as set forth on Schedule 7.15 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.15, the Borrower has no Subsidiaries and each Restricted Subsidiary is a Wholly-Owned Subsidiary. Neither the Borrower nor any Restricted Subsidiary has any Foreign Subsidiaries (other than any Subsidiary that is organized under the laws of Canada or any province or territory thereof). Schedule 7.15 lists all the Designated Partnerships and the Undesignated Partnerships owned by the Borrower or the Restricted Subsidiaries and their partnership interests in each such Designated Partnership and Undesignated Partnership. Schedule 7.15 identifies each Unrestricted Subsidiary other than Subsidiaries of Unrestricted Subsidiaries.

(b) The Borrower’s and the Guarantors’ Equity Interests in the Designated Partnerships are free and clear of any and all Liens, claims and encumbrances including any preferential rights to purchase and consents to assignments, other than (i) Liens contemplated by the Security Instruments and (ii) Excepted Liens described in clause (a) of the definition thereof.

(c) The amount and type of the authorized Equity Interests of each of the Persons listed on Schedule 7.15 are accurately described thereon, and all such Equity Interests that are issued and outstanding have been validly issued and are fully paid and nonassessable and are owned by and issued to the Person listed as their owner on Schedule 7.15. The Borrower and each Guarantor have good and marketable title to all the Equity Interests of the Subsidiaries issued to it, free and clear of all Liens other than (i) Liens contemplated by the Security

Instruments and (ii) Excepted Liens described in clause (a) of the definition thereof, and all such Equity Interests have been duly and validly issued and are fully paid and nonassessable (except to the extent general partnership interests are assessable under applicable law).

Section 7.16 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of Delaware is Atlas Energy, L.P.; and the organizational identification number of the Borrower in Delaware is 4078283 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)). Each other Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(j)).

Section 7.17 Properties; Titles, Etc.

(a) Subject to Immaterial Title Deficiencies, each Loan Party specified as the owner had, as of the date evaluated in the most recently delivered Reserve Report, direct, good and defensible title as owner of a fee or leasehold interest to the Oil and Gas Properties (other than Designated Partnership Properties) evaluated in such Reserve Report free and clear of Liens except Excepted Liens and Liens securing the Indebtedness. Each Loan Party has good title to all personal Properties owned by it free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, each Loan Party specified as the owner of Hydrocarbon Interests in the most recently delivered Reserve Report owned, as of the date evaluated in such Reserve Report, the net interests in production attributable to the Hydrocarbon Interests reflected in such Reserve Report (other than those attributable to Designated Partnership Properties), and the ownership (whether in fee or by leasehold) of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in such Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property other than as reflected in such Reserve Report; provided that to the extent a Loan Party is a general partner of a Designated Partnership, it is liable for all of the costs and expenses attributable to such Designated Partnership’s interest but is only entitled to its percentage interest in such Designated Partnership’s net revenues. All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date to which such Reserve Report relates.

(b) Subject to Immaterial Title Deficiencies, a Loan Party or a Designated Partnership had, as of the date evaluated in the most recently delivered Reserve Report, good and defensible title as owner of a fee or leasehold interest to the Designated Partnership Properties evaluated in such Reserve Report, free and clear of all Liens except Liens described in clause (E) of the definition of “Designated Partnership”. After giving full effect to the Excepted Liens, a Loan Party or a Designated Partnership owned, as of the date evaluated in such Reserve Report, the net interests in production attributable to the Hydrocarbon Interests relating to Designated

Partnership Properties reflected in such Reserve Report, and the ownership (in fee or in leasehold) of such Properties shall not in any material respect obligate such owner to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in such Reserve Report that is not offset by a corresponding proportionate increase in such owner’s net revenue interest in such Property other than as reflected in such Reserve Report; provided that to the extent a Loan Party is a general partner of a Designated Partnership, it is liable for all of the costs and expenses attributable to such Designated Partnership’s interest but is only entitled to its percentage interest in such Designated Partnership’s net revenues.

(c) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except as in each case could not reasonably be expected to result in a Material Adverse Effect.

(d) The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(e) All of the Properties of the Borrower and the Restricted Subsidiaries which are reasonably necessary for the material operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(f) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and the Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.18 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties and the Designated Partnerships have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Laws and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property owned (whether in fee or by leasehold) by any Loan Party or any Designated Partnership is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties owned (whether in fee or by leasehold) by any Loan Party or any Designated Partnership (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Loan Party or any Designated Partnership that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by any Loan Party or any Designated Partnership, in a manner consistent with such Loan Party’s or Designated Partnership’s past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expect to have a Material Adverse Effect).

Section 7.19 Gas Imbalances. As of the date hereof, except as set forth on Schedule 7.19, on a net basis there are no gas imbalances or other prepayments made to the Borrower, any Restricted Subsidiary or any Designated Partnership with respect to the Oil and Gas Properties evaluated in the Initial Reserve Report that would require the Borrower, any Restricted Subsidiary or any Designated Partnership to deliver and transfer ownership of at some future time volumes of Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $5,000,000 without receiving full payment therefor at the time of delivery of those Hydrocarbons.

Section 7.20 Marketing of Production. Except for contracts listed on Schedule 7.20, and thereafter disclosed in writing by the Borrower to the Administrative Agent, in each case as included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity except as disclosed in Schedule 7.20 or the most recently delivered Reserve Report), no agreements exist which are not cancelable by the Borrower or a Restricted Subsidiary on 60 days’ notice or less without penalty to the Borrower or a Restricted Subsidiary or detriment for the sale of production from the Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the date hereof (in the case of Schedule 7.20) or the most recently delivered Reserve Report (in the case of each other such agreement).

Section 7.21 Swap Agreements. Schedule 7.21, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower, each Restricted Subsidiary and the Designated Partnerships, the type, term, effective date, termination date and notional amounts or volumes and the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.22 Solvency. The Borrower and the other Loan Parties, taken as a whole, are, and immediately after giving effect to the incurrence of all Debt and obligations being incurred in connection herewith, will be Solvent.

Section 7.23 Foreign Corrupt Practices. To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries, nor any Designated Partnership or any Undesignated Partnership, nor any director, officer, agent, employee or Affiliate of any of the foregoing is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. To the knowledge of the Borrower, the Borrower, the Restricted Subsidiaries, the Unrestricted Subsidiaries, the Designated Partnerships and the Undesignated Partnerships and its and their Affiliates have conducted their business in material compliance with the FCPA.

Section 7.24 OFAC. To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries, nor any Designated Partnership or any Undesignated Partnership, nor any director, officer, agent, employee or Affiliate of any of the foregoing is currently subject to any material United States sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person known to the Borrower to be currently subject to any United States sanctions administered by OFAC.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full, either all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed or the Borrower or any other Loan Party has granted to the issuer of each outstanding Letter of Credit a first priority perfected security interest in cash collateral (on terms and conditions reasonably acceptable to the applicable Issuing Banks) equal to 102% of the amount of the LC Exposure relating to such Letter(s) of Credit, and all other amounts due and payable under the Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (with an unqualified opinion as to “going concern” and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, partners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a compliance certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01. Each such certificate (including the financial statements and calculations delivered with such certificate) shall include (A) the Borrower’s calculation of the Well Services Income, which shall be calculated and presented in a manner consistent with the calculation of Well Services Income that was made by Borrower and delivered to the Administrative Agent in connection with the determination of the Well Services Borrowing Base on the Effective Date and (B) reasonably detailed information regarding all cash dividends and distributions received by any Restricted Subsidiary from Persons other than Restricted Subsidiaries which were included in the calculations of the ratios that are the subject of Section 9.01 hereof (which information shall include a reconciliation of the Borrower’s calculation of EBITDA versus the calculation of EBITDA in accordance with GAAP).

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower, each Restricted Subsidiary and each Designated Partnership, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes and volumes attributable to Designated Partnership production), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.21, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e) Certificate of Insurer – Insurance Coverage. Within 30 days following the reasonable request by the Administrative Agent, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if also reasonably requested by the Administrative Agent, all copies of the applicable policies.

(f) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be. Documents required to be delivered pursuant to Section 8.01(a) and Section 8.01(b) and this Section 8.01(f) may be delivered electronically and shall be deemed to have been delivered on the date on which the Borrower posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(g) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any notice of any breach, default, violation, demand, or any other material event furnished to or by any Person pursuant to the terms of any indenture, loan or credit or other similar agreement representing Material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h) Lists of Purchasers. Promptly upon written request of the Administrative Agent, a list of Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary accounting for at least 85% of the revenues resulting from the sale of all Hydrocarbons in the one-year period prior to the “as of” date of such Reserve Report.

(i) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, after the Borrower obtains knowledge thereof, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(j) Information Regarding the Loan Parties. Prompt written notice (and in any event within ten Business Days thereof) of any change (i) in any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.

(k) Production Report and Lease Operating Statements. Promptly upon written request of the Administrative Agent, a report setting forth, for the current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) from the Oil and Gas Properties owned (whether in fee or by leasehold) by any Loan Party or any Designated Partnership, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred.

(l) Notices of Certain Changes. Except as otherwise provided herein or in the other Loan Documents, promptly, but in any event within five Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Borrower or any other Loan Party.

(m) Notices Relating to Acquisition. In the event that after the Effective Date: (i) any material matter being disputed by the Borrower or any Restricted Subsidiary in accordance with the terms of the Acquisition Documents is resolved, (ii) the Borrower or any Restricted Subsidiary asserts a claim for indemnification or such a claim is resolved or (iii) the Borrower or a Restricted Subsidiary and the seller(s) calculate and agree upon the “closing statement” or “final closing statement” as contemplated by the Acquisition Documents, then, in each such case, the Borrower shall promptly give the Administrative Agent notice in reasonable detail of such circumstances.

(n) Certificate of Financial Officer – Consolidating Information. If, at any time, there exist any Unrestricted Subsidiaries of the Borrower, then concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Unrestricted Subsidiaries and the eliminating entries, in such form as is reasonably acceptable to the Administrative Agent.

(o) Issuance of Senior Notes. In the event the Borrower intends to issue any Senior Notes, prior written notice of such intended offering, the intended principal amount thereof and the anticipated date of closing and, upon request of the Administrative Agent, a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

(p) Incurrence of Debt by Designated Partnerships. Within five Business Days prior to the incurrence by any of the Designated Partnerships of any Debt, a certificate of a Financial Officer setting forth (i) the name of the Designated Partnership incurring that Debt, (ii) the amount of that Debt, (iii) a description of any security for that Debt, (iv) a statement certifying that the managing general partner, managing member or manager, as applicable, of such Designated Partnership will be the holder of that Debt, and (v) either (A) a statement certifying that, after giving effect to the incurrence of such Debt, the aggregate amount of outstanding Debt incurred or suffered to exist at such time by all Designated Partnerships will be less than or equal to $10,000,000 or (B) if, after giving effect to the incurrence of such Debt, the aggregate amount of outstanding Debt incurred or suffered to exist at such time by all Designated Partnerships would exceed $10,000,000, a statement designating certain of the Designated Partnerships as Undesignated Partnerships and certifying compliance with Section 9.20, so that, after giving effect to such designation and the incurrence of such Debt, the aggregate amount of outstanding Debt incurred or suffered to exist at such time by all Designated Partnerships will be less than or equal to $10,000,000.

(q) Notice of Change in Partnership Status. Prompt written notice, and in any event within five Business Days after the Borrower obtains knowledge thereof, of any Designated Partnership becoming an Undesignated Partnership because it no longer meets requirements set forth in the definition of “Designated Partnership”.

(r) Notice of Amendments to Designated Partnership Organizational Documents. In the event that any Designated Partnership intends to amend or otherwise modify its organizational documents in a manner that could reasonably be expected to be materially adverse to the Administrative Agent or the Lenders, then the Borrower shall deliver to the Administrative Agent reasonable prior written notice of (and a final, unexecuted copy of) such amendment or other modification and any other details thereof reasonably requested by the Administrative Agent.

(s) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA and such information about any Designated Partnership), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Event of Default.

(b) the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Restricted Subsidiary thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $10,000,000.

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an amount exceeding $5,000,000.

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations (other than obligations in respect of Debt or Swap Agreements, as to which Section 10.01(f) shall apply), including tax liabilities of the Borrower and all of the Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Restricted Subsidiary in excess of $10,000,000 in the aggregate.

Section 8.05 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to, except to the extent any failure to do so could not reasonably be expected to result in a Material Adverse Effect:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Laws, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, except to the extent a portion of such Property is no longer capable of producing Hydrocarbons in economically reasonable amounts; provided that the foregoing shall not prohibit any sale of any assets permitted by Section 9.11.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, and expenses accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) to the extent the Borrower is not the operator of any Property, use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will cause each Designated Partnership to maintain all appropriate insurance policies to the extent contemplated or required under the limited partnership agreement (or similar governing document) of such Designated Partnership. With respect to insurance policies of the Borrower and the Restricted Subsidiaries, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.07 Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties (accompanied by a representative of the Borrower), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be given the opportunity to participate in such discussions), all at such reasonable times during normal business hours and as often as reasonably requested.

Section 8.08 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or the Restricted Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of the Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all environmental permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or the Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause the Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the Restricted Subsidiaries’ obligations under this Section 8.09 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five Business Days after the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any Person against the Borrower or the Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) of greater than $10,000,000 in excess of the amount covered by insurance.

(c) The Borrower will, and will cause each Restricted Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.10 Further Assurances.

(a) The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, if any, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.11 Reserve Reports.

(a) On or before April 1 and October 1 of each year, commencing April 1, 2011, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report. The Reserve Report to be delivered on or before April 1 of each year shall be prepared as of December 31 of the prior year. The Reserve Report to be delivered on or before October 1 of each year shall be prepared as of June 30 of that year. The Reserve Report prepared as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers. All other Reserve Reports shall be prepared by or under the supervision of the chief engineer of the Borrower and substantially in accordance with the procedures used in the preceding Reserve Report prepared as of December 31. Each Reserve Report prepared by or under the supervision of the chief engineer of the Borrower shall be certified by the chief engineer to be true and accurate in all material respects and to have been prepared substantially in accordance with the procedures used in the immediately preceding Reserve Report prepared as of December 31. Each Reserve Report shall identify (i) which of the Oil and Gas Properties included in such Reserve Report are Designated Partnership Properties, (ii) which Designated Partnership beneficially owns (whether in fee or by leasehold) each such Designated Partnership Property and (iii) which Loan Party owns (whether in fee or by leasehold) each Oil and Gas Property included in such Reserve Report (other than Designated Partnership Properties) and no Reserve Report shall evaluate any Oil and Gas Property other than those directly owned (whether in fee or by leasehold) by a Loan Party or by a Designated Partnership.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared substantially in accordance with the procedures used in the immediately preceding Reserve Report dated as of December 31. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report as soon as reasonably practicable with an “as of” date as may be reasonably requested by the Administrative Agent, but in any event no later than 45 days following the Borrower’s receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate substantially in the form of Exhibit G from a Responsible Officer certifying that in all material respects, to the best of such Responsible Officer’s knowledge: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, except that with respect to the projections in the Reserve Report, such Responsible Officer only represents that such projections were prepared in accordance with SEC regulations, (ii) the representations and warranties contained in Section 7.17(a) and Section 7.17(b) remain true and correct as of the date of such certificate, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances or other prepayments made to the Borrower, any Restricted Subsidiary or any Designated Partnership with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary or any Designated Partnership to deliver and transfer ownership at some future time volumes of Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $5,000,000 without receiving full payment therefor at the time of delivery of those Hydrocarbons, (iv) none of the Oil and Gas Properties of the Loan Parties or the Designated Partnerships have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of the Oil and Gas Properties so sold in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower would have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached to the certificate is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the value of all Oil and Gas Properties evaluated in such Reserve Report (other than Designated Partnership Properties) as of the date of the certificate that the value of such Mortgaged Properties represent.

Section 8.12 Title Information.

(a) The Borrower shall, at all times during the term of this Agreement, make available for review by the Administrative Agent and the Lenders at the chief executive office of the Borrower (or such other location as the Borrower may reasonably select) during normal business hours upon reasonable advance notice to the Borrower, title information reasonably requested by the Administrative Agent covering the Oil and Gas Properties evaluated in the most recently delivered Reserve Report.

(b) In connection with the delivery of each Reserve Report required by Section 8.11(a), the Borrower shall take all commercially reasonable efforts to ensure that the Administrative Agent shall have received or have been provided reasonable access to, on or prior to the date such Reserve Report is required to be delivered pursuant to Section 8.11(a), title information (reasonably satisfactory to the Administrative Agent) as the Administrative Agent may reasonably require with respect to any Oil and Gas Properties evaluated in such Reserve Report so that the Administrative Agent shall have received, together with title information previously reviewed by the Administrative Agent, the Minimum Title Information.

(c) If the Borrower has provided or made reasonably available title information for Properties under Section 8.12(a) or Section 8.12(b), the Borrower shall, within 90 days of notice from the Administrative Agent that the Administrative Agent has reasonably determined that title defects, exceptions or omissions (other than Excepted Liens (subject to the provisos at the end of such definition) and Immaterial Title Deficiencies) exist with respect to such Properties, either (i) cure any such title defects, exceptions or omissions (including defects or exceptions as to priority) which are not permitted by Section 9.03, (ii) substitute Mortgaged

Properties with no title defects, exceptions or omissions except for Immaterial Title Deficiencies and Excepted Liens (subject to the provisos at the end of such definition) having at least an equivalent value as determined in the most recent Reserve Report, or (iii) deliver title information in form and substance reasonably satisfactory to the Administrative Agent with respect to other Oil and Gas Properties so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, the Minimum Title Information with respect to Oil and Gas Properties evaluated in the most recently delivered Reserve Report (and other Oil and Gas Properties submitted as Mortgaged Properties under the foregoing clause (ii)) free from such title defects, exceptions or omissions (other than Excepted Liens (subject to the provisos at the end of such definition) and Immaterial Title Deficiencies).

(d) If the Borrower is unable to take such corrective action as set forth in clause (c) above with respect to any title defect, exception or omission (other than Excepted Liens (subject to the provisos at the end of such definition) and Immaterial Title Deficiencies) reasonably identified by the Administrative Agent or the Lenders within the 90-day period or the Borrower does not timely provide or make reasonably available the Minimum Title Information, such failure shall not be a Default, but instead the Administrative Agent and/or the Super Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Super Majority Lenders are not reasonably satisfied that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, the Minimum Title Information with respect to Oil and Gas Properties evaluated in the most recently delivered Reserve Report free from such title defects, exceptions or omissions (other than Excepted Liens (subject to the provisos at the end of such definition) and Immaterial Title Deficiencies) after the 90-day period has elapsed, the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Working Interest Borrowing Base or Partnership Interest Borrowing Base, as applicable, shall be automatically reduced to take into account such title deficiencies, exceptions or omissions, effective immediately (and the Borrowing Base shall be automatically reduced, effective immediately, upon such adjustment to a component of the Borrowing Base), by an amount as determined by the Super Majority Lenders in good faith based upon such criteria as the Super Majority Lenders deem appropriate in their sole discretion and consistent with their normal oil and gas lending criteria as they exist at the time of determination. Notwithstanding anything to the contrary contained herein, the failure of any Designated Partnership to hold record title to any Designated Partnership Property shall not be deemed to be a title defect, exception or omission with respect to such Designated Partnership Property for the purposes of this Section 8.12 so long as (i) such Designated Partnership holds beneficial title to such Designated Partnership Property and (ii) a Loan Party holds record title to such Designated Partnership Property.

Section 8.13 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report prepared in connection with such redetermination pursuant to Section 8.11 and the Oil and Gas Properties subject to a Mortgage as of the date of such Reserve Report. If the aggregate value of the Oil and Gas Properties subject to a Mortgage is less than the Required Mortgage Value, then the Borrower shall, and shall cause the Restricted

Subsidiaries to, grant within 30 days of the delivery of the certificate referred to in Section 8.11(c) to the Administrative Agent as security for the Indebtedness a first-priority Lien (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties to the extent necessary to cause the aggregate value of the Oil and Gas Properties subject to a Mortgage to equal or exceed the Required Mortgage Value. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent. Any Restricted Subsidiary that creates a Lien on its Oil and Gas Properties shall become a Guarantor in accordance with Section 8.13(b).

(b) The Borrower shall promptly cause each Material Subsidiary formed or acquired after the Effective Date to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall (i) cause such Material Subsidiary to (A) execute and deliver a Joinder Agreement pursuant to which such Material Subsidiary becomes a party to the Guaranty Agreement and becomes a Guarantor, and (B) execute and deliver a Joinder Agreement pursuant to which such Material Subsidiary becomes a party to the Security Agreement and grants a first-priority security interest in substantially all of its personal Property, and (ii) execute and deliver (or, if the direct parent of such Material Subsidiary is not the Borrower, cause such Material Subsidiary’s direct parent to execute and deliver) a Security Agreement Supplement pursuant to which the applicable Loan Party will grant a first-priority security interest in all of the Equity Interests in such Material Subsidiary (and will, without limitation, deliver original certificates (if any) evidencing the Equity Interests of such Material Subsidiary, together with undated stock powers (or the equivalent for any such Material Subsidiary that is not a corporation) for each certificate duly executed in blank by the registered owner thereof).

(c) In the event that the Borrower or any Material Subsidiary becomes a partner or member in a Designated Partnership or acquires additional interests in a Designated Partnership, the Borrower shall, or shall cause such Material Subsidiary to, grant a first-priority security interest in all the Equity Interests owned by such Person in such Designated Partnership.

(d) In the event that any Loan Party acquires any material Property (other than any Oil and Gas Property and any Property in which a security interest is created under the Security Agreement) after the Effective Date, the Borrower shall, or shall cause such other Loan Party to, execute and deliver any Security Instruments reasonably required by the Administrative Agent in order to create a first-priority security interest and Lien in such Property.

(e) In the event that any Loan Party makes any loans to any Designated Partnership, such Loan Party shall collaterally assign such Loan Party’s interests in such loans to the Administrative Agent for the benefit of the Lenders to secure the Indebtedness on the terms and conditions set forth in the Security Agreement.

(f) In furtherance of the foregoing in this Section 8.13, each Loan Party (including any newly created or acquired Material Subsidiary) shall execute and deliver (or otherwise provide, as applicable) to the Administrative Agent such other additional Security Instruments, documents, certificates, legal opinions, title insurance policies, surveys, abstracts, appraisals, environmental assessments, flood information and/or flood insurance policies, in each case as may be reasonably requested by the Administrative Agent and as reasonably satisfactory to the Administrative Agent.

Section 8.14 ERISA Compliance. The Borrower will promptly furnish and will cause the Restricted Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (b) promptly upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Restricted Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Restricted Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Restricted Subsidiary and ERISA Affiliate to, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.15 Swap Agreements. Within 30 days after the Effective Date, the Borrower shall enter into one or more Swap Agreements with Approved Counterparties relating to the Acquisition Properties which cover at least 75% (the “Swap Requirement”) of the reasonably anticipated projected production from the proved developed producing natural gas interests of the Acquisition Properties as set forth in the Initial Reserve Report until December 31, 2013, calculated on terms and conditions reasonably acceptable to the Administrative Agent. The Borrower may, in its sole discretion, (a) assign, terminate or unwind any such Swap Agreement or sell any such Swap Agreement (even if the effect of such action would have the effect of canceling its positions under any such Swap Agreement required hereby) or (b) change the pricing or other material terms of any such Swap Agreement or enter into a new Swap Agreement that has the effect of creating an off-setting position under any such Swap Agreement, in each case so long as (i) the Borrower maintains Swap Agreements which in the aggregate satisfy the Swap Requirement at all times from the date which is 30 days after the Effective Date until December 31, 2013 and (ii) any such assignment, termination, unwind or sale of any such Swap Agreement complies with Section 9.11 hereof.

Section 8.16 Unrestricted Subsidiaries. The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries; provided that the foregoing will not prohibit payments under expense sharing agreements with such Unrestricted Subsidiaries which are consistent with past practices and/or required by any applicable Governmental Authority.

(b) will not, and will not permit any of the Restricted Subsidiaries to, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries except in accordance with Section 9.05(g).

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in the Borrower or any Restricted Subsidiary.

Section 8.17 Use of Proceeds. The Borrower shall use the proceeds of the Loans only (i) to refinance Debt of the Borrower incurred under the Existing Credit Agreement, (ii) for working capital and general corporate purposes of the Borrower and the Subsidiaries and (iii) to pay the fees, expenses and other transaction costs of the Transactions and the Acquisition. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any of the regulations of the Board, including Regulations T, U and X.

Section 8.18 Post-Closing Matters. The Borrower shall take, and shall cause the Restricted Subsidiaries to take, each action described on Schedule 8.18 within the time period provided for that action on Schedule 8.18 (or such later date as the Administrative Agent may agree in its sole discretion).

ARTICLE IX

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full, either all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed or the Borrower or any other Loan Party has granted to the issuer of each outstanding Letter of Credit a first priority perfected security interest in cash collateral (on terms and conditions reasonably acceptable to the applicable Issuing Bank) equal to 102% of the LC Exposure relating to such Letter(s) of Credit, and all other amounts due and payable under the Loan Documents (other than contingent obligations for which no claim has been made) have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Ratio of Total Funded Debt to EBITDA. The Borrower will not permit, as of the last day of any Rolling Period ending on or after June 30, 2011, the ratio of Total Funded

Debt as of such day to EBITDA for the Rolling Period ending on such day (or, in the case of the Rolling Periods ending on June 30, 2011, September 30, 2011 and December 31, 2011, Annualized EBITDA) to be greater than 3.75 to 1.0.

(b) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, the ratio of (i) current assets of the Borrower and the Restricted Subsidiaries (including the unused amount of the total Commitments (but only to the extent that no Event of Default then exists), and excluding non-cash assets under ASC Topic 815) to (ii) current liabilities of the Borrower and the Restricted Subsidiaries (excluding non-cash obligations under ASC Topic 815, current maturities of Loans and other long-term Debt and those portions of advance payments received by the Borrower or any of the Restricted Subsidiaries for drilling and completion of oil and gas wells that exceed the cost to the Borrower or any Restricted Subsidiary and are classified as current liabilities) to be less than 1.0 to 1.0.

(c) Interest Coverage Ratio. The Borrower will not permit, as of the last day of any Rolling Period ending on or after June 30, 2011, the ratio of EBITDA for the Rolling Period ending on such day (or, in the case of the Rolling Periods ending on June 30, 2011, September 30, 2011 and December 31, 2011, Annualized EBITDA) to Consolidated Interest Expense for such period (or in the case of the Rolling Periods ending on June 30, 2011, September 30, 2011 and December 31, 2011, Annualized Consolidated Interest Expense) to be less than 2.5 to 1.0.

Section 9.02 Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Indebtedness arising under the Loan Documents.

(b) Debt of the Borrower and the Restricted Subsidiaries existing on the date hereof that is reflected in the Pro Forma Financial Statements or on Schedule 9.02 and any refinancings, refundings, replacements, renewals and extensions thereof that do not increase the then outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing).

(c) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(d) Debt under Capital Leases or Purchase Money Debt not to exceed $15,000,000 in the aggregate at any time outstanding.

(e) Debt associated with worker’s compensation claims, performance, bid, appeal, surety or similar bonds or surety obligations required by Law or third parties in connection with the operation of Oil and Gas Properties and otherwise in the ordinary course of business.

(f) intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries except pursuant to the Loan Documents, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.

(g) Debt resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from the honoring of a check, draft or similar instrument presented by the Borrower or any Restricted Subsidiary in the ordinary course of business against insufficient funds.

(h) Senior Notes, provided that (i) at the time of incurring such Debt (A) no Default has occurred and is then continuing and (B) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence), (ii) such Debt does not have any scheduled amortization of principal or a maturity date prior to 120 days after the Maturity Date, (iii) such Debt does not contain mandatory redemption events that require the redemption of such Debt prior to 120 days after the Maturity Date, (iv) such Debt does not prohibit prior repayment of Loans, (v) the terms of such Debt are not materially more onerous, taken as a whole, than the terms of this Agreement and the other Loan Documents, and (vi) the terms of such Debt are the result of arm’s-length negotiations.

(i) Debt (other than Debt for borrowed money) arising from judgments or orders in circumstances not constituting an Event of Default.

(j) Debt of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower or any Restricted Subsidiary, or is merged or consolidated with or into the Borrower or any Restricted Subsidiary, in a transaction permitted by this Agreement, and extensions, renewals, refinancings, refundings and replacements of any such Debt that do not increase the outstanding principal amount thereof (other than any increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing), provided that (i) such Debt (other than any such extension, renewal, refinancing, refunding or replacement) exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of such event, (ii) neither the Borrower nor any of the Restricted Subsidiaries shall be liable for such Debt, (iii) the Borrower is in Pro Forma Compliance with the covenants contained in Section 9.01, (iv) the principal amount of such Debt that is secured does not exceed $25,000,000 in the aggregate at any time outstanding, and (v) any such Debt that is unsecured has a maturity date not sooner than 120 days after the Maturity Date.

(k) Debt secured by Liens on Property other than Oil and Gas Properties not to exceed $10,000,000 in the aggregate at any time outstanding.

(l) Debt incurred by the entering into of any guarantee of, or into another contingent obligation with respect to, other Debt or other liability of any other Person (other than another Loan Party) to the extent such Debt is permitted under Section 9.05.

(m) Debt secured by Liens on APL Units permitted under Section 9.03(h) in an aggregate principal amount not to exceed the fair market value of such APL Units.

(n) other unsecured Debt incurred after the date of this Agreement not to exceed $30,000,000 in the aggregate at any time outstanding.

Section 9.03 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness.

(b) Excepted Liens and Immaterial Title Deficiencies.

(c) Liens securing Capital Leases and Purchase Money Debt permitted by Section 9.02(d) but only on the Property that is the subject of such Capital Lease or Purchase Money Debt and on other Property reasonably related thereto.

(d) Liens in existence on the date hereof listed on Schedule 9.03, securing Debt permitted by Section 9.02(b) or other obligations (not constituting Debt) of the Borrower and the Restricted Subsidiaries, provided that (i) no such Lien is spread to cover any additional property after the Effective Date (other than after acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien (without any modification thereof after the Effective Date)) and (ii) to the extent such Liens secure Debt, the amount of Debt secured thereby is not increased except (A) as permitted by Section 9.02(b) and (B) pursuant to the instrument creating such Lien (without any modification thereof after the Effective Date).

(e) Liens existing on any asset of any Person at the time such asset is acquired or at the time such Person becomes a Restricted Subsidiary, or is merged or consolidated with or into the Borrower or any Restricted Subsidiary, in a transaction permitted by this Agreement, provided that (i) such Liens shall not be created in contemplation of such event, (ii) such Liens do not at any time encumber any property other than such asset and (iii) such Liens may secure extensions, renewals, refinancings, refundings and replacements of any Debt of such Person permitted under Section 9.02(j).

(f) Liens on Property (and the proceeds thereof) not evaluated in the Initial Reserve Report or any subsequent Reserve Report required to be transferred to Atlas Energy, Inc., or a subsidiary thereof or successor thereto, pursuant to reconciliation or similar provisions contained in Section 2.7 of the Acquisition Agreement.

(g) Liens on Property other than Oil and Gas Properties securing Debt permitted by Section 9.02(k).

(h) Liens on APL Units owned by the Borrower or the Restricted Subsidiaries in excess of 5,750,000 APL Units (as such number of APL Units is appropriately adjusted for any split of APL Units, combination of APL Units or other similar transactions).

(i) Liens on Property (and proceeds thereof) securing (A) the Borrower’s or any Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of the Borrower or such Restricted Subsidiary, as applicable, to facilitate the purchase, shipment or storage of Property or (B) reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for Property; provided that the aggregate amount of obligations secured by Liens permitted under this Section 9.03(i) shall not exceed $2,500,000 at any time outstanding.

(j) other Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(j) shall not exceed $15,000,000 at any time outstanding.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 9.03 (other than Liens securing the Indebtedness, Excepted Liens, Immaterial Title Deficiencies and Liens permitted under Section 9.03(i)) may at any time attach (x) to any Oil and Gas Properties directly owned (whether in fee or by leasehold) by the Borrower or any Restricted Subsidiary and evaluated in the most recently delivered Reserve Report, (y) to any Equity Interests issued by any Undesignated Partnership, or (z) except as permitted under Section 9.03(h), to any APL Units owned by the Borrower or any Restricted Subsidiary.

Section 9.04 Restricted Payments; Redemption of Senior Notes.

(a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as follows:

(i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock).

(ii) the Borrower may make Restricted Payments (including, without limitation, the declaration and payment of cash distributions to its Equity Interest holders) if no Default or Event of Default has occurred and is continuing or would result therefrom and no Borrowing Base Deficiency exists at such time.

(iii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

(iv) any Restricted Subsidiary may make Restricted Payments to the Borrower or any other Loan Party.

(v) the Borrower may make Restricted Payments pursuant to and in connection with stock option plans or other benefit plans or arrangements for directors, management, employees or consultants of the Borrower and the Restricted Subsidiaries; provided that the amount of Restricted Payments in cash under this clause (v) shall not exceed $5,000,000 during any fiscal year.

(vi) the Borrower and the Restricted Subsidiaries may make Restricted Payments constituting purchases by the Borrower or any Restricted Subsidiary of any other Restricted Subsidiary’s capital stock pursuant to a transaction expressly permitted by Section 9.05.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is 120 days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Senior Notes permitted to be incurred hereunder, provided that the Borrower may Redeem such Debt with the net cash proceeds of any sale of Equity Interests of the Borrower (other than Disqualified Capital Stock) so long as such Redemption occurs within 135 days after the Borrower receives such proceeds, or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or any indenture, agreement, instrument, certificate or other document relating to the Senior Notes permitted hereunder other than (x) supplemental indentures to add guarantors if such Person has become a Guarantor of the Indebtedness and (y) amendments or other modifications that (1) do not violate the terms of this Agreement or any other Loan Document, (2) could not reasonably be expected to be materially adverse to the rights, interests, or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents, and (3) could not reasonably be expected to have a Material Adverse Effect.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Pro Forma Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b) accounts receivable and extensions of trade credit arising in the ordinary course of business.

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d) commercial paper maturing within one year from the date of creation thereof rated no lower than A-2 or P-2 by S&P or Moody’s, respectively.

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports), and has a short term deposit rating of no lower than A-2 or P-2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f) purchases of the securities of money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g) Investments made after the Effective Date (i) by the Borrower in any Restricted Subsidiary of the Borrower which is a Guarantor, (ii) by any Restricted Subsidiary in the Borrower or any Guarantor, (iii) by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary in an aggregate amount in all such Unrestricted Subsidiaries at any time outstanding not to exceed $10,000,000, and (iv) by the Borrower or any Restricted Subsidiary in Immaterial Subsidiaries in an aggregate amount at any time outstanding not to exceed $7,500,000.

(h) Investments (including, without limitation, capital contributions) in the Designated Partnerships; provided that such Investments shall consist solely of (i) contributions of land (other than Oil and Gas Properties evaluated in the most recent Reserve Report), (ii) loans to a Designated Partnership, and/or (iii) other cash Investments so long as, after giving effect to such cash Investment, no Default or Event of Default has occurred and is continuing or would result therefrom and no Borrowing Base Deficiency exists at such time.

(i) Investments (including, without limitation, capital contributions) in Undesignated Partnerships, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) no Borrowing Base Deficiency exists at such time and (iii) the aggregate amount of such Investments made after the Effective Date (net of the amount of cash dividends, other cash distributions and returns of capital received by any Loan Party in respect of such Investments) does not exceed $20,000,000.

(j) loans or advances to employees, consultants, officers or directors of the Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business and consistent with past practices, so long as such Investments do not exceed $3,250,000 at any time outstanding.

(k) Investments in stock, obligations or securities received upon the enforcement of any Lien in favor of the Borrower or any of the Restricted Subsidiaries.

(l) Non-hostile acquisitions of Equity Interests or assets constituting a business unit of any Person, provided that: (i) immediately prior to and after giving effect to such acquisition, no Default or Event of Default exists or would result therefrom; (ii) no Borrowing Base Deficiency exists at such time; (iii) if such acquisition is of Equity Interests, substantially all of the Equity Interests of such Person are acquired and such Person becomes a Guarantor; (iv) such Person is principally engaged in the same business as the Borrower and the Restricted Subsidiaries; (v) the Borrower shall be in Pro Forma Compliance with the covenants set forth in Section 9.01; and (vi) a first priority perfected Lien shall be granted to the Administrative Agent for the benefit of the Lenders in such acquired assets except to the extent such assets are subject to Liens permitted by Section 9.03(e).

(m) Investments permitted by Section 9.04.

(n) capital stock, promissory notes and other similar non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with any transaction permitted by Section 9.11.

(o) Investments in Swap Agreements relating to the business and finances of the Borrower or any Restricted Subsidiary and not for purposes of speculation.

(p) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of, and other disputes with, customers, suppliers and other Persons obligated to the Borrower or any Restricted Subsidiary.

(q) Investments in APL General Partner to the extent (i) such Investment proceeds are used by APL General Partner to maintain a 2.0% general partnership interest in APL, (ii) no Default or Event of Default has occurred and is continuing or would result from such Investment and (iii) no Borrowing Base Deficiency exists at such time.

(r) Investments made from net proceeds from the sale of Equity Interests so long as (i) any such Investment is made within 135 days after the receipt of such proceeds, (ii) no Default or Event of Default has occurred and is continuing or would result from such Investment and (iii) no Borrowing Base Deficiency exists at such time.

(s) so long as no Default or Event of Default has occurred and is continuing or would result from such Investments and no Borrowing Base Deficiency exists at such time, other Investments not to exceed $15,000,000 in the aggregate outstanding at any time.

Section 9.06 Nature of Business; International Operations; Foreign Subsidiaries. Neither the Borrower nor any Restricted Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas exploration, production and transportation company. From and after the date hereof, the Borrower and the Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States and Canada.

Section 9.07 Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 8.17. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08 ERISA Compliance. The Borrower and the Restricted Subsidiaries will not at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Restricted Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of

ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code if either of which would have a Material Adverse Effect.

(b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any material liability of the Borrower, a Restricted Subsidiary or any ERISA Affiliate to the PBGC.

(c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Restricted Subsidiary or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect.

(d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $5,000,000.

(e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Restricted Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on an ongoing basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $5,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f) contribute to or assume a material obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume a material obligation to contribute to, any Multiemployer Plan.

(g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Restricted Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Restricted Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on an ongoing basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $5,000,000.

(h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j) amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability such that the Borrower, a Restricted Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.09 Sale or Discount of Receivables. Except for receivables acquired or otherwise obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower or a Guarantor any of its notes receivable or accounts receivable.

Section 9.10 Mergers, Etc. Neither the Borrower nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that:

(a) any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving Person).

(b) any Restricted Subsidiary of the Borrower may participate in a consolidation with any other Restricted Subsidiary (provided that if a party to such consolidation is a Guarantor or the surviving Person is a Material Subsidiary, then the survivor is either a Guarantor or becomes a Guarantor in accordance with Section 8.13(b), and if one of such Restricted Subsidiaries party to such consolidation is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary).

(c) any Restricted Subsidiary may dispose of any or all of its assets (i) to the Borrower or any other Loan Party or (ii) pursuant to a disposition permitted by Section 9.11.

(d) any Investment expressly permitted by Section 9.05 or disposition expressly permitted by Section 9.11 may be structured as a consolidation (provided that if any such consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person).

Section 9.11 Sale of Properties; Termination of Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property or to terminate any Swap Agreement in respect of commodities except for:

(a) the sale or other transfer of Hydrocarbons and other Property in the ordinary course of business and consistent with past practices.

(b) farm-outs of undeveloped acreage, zones or depths and assignments in connection with such farm-outs.

(c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of similar value and use.

(d) subject to Section 2.07(h), the sale or other disposition (including Casualty Events) of, or, with respect to Swap Agreements in respect of commodities, the termination or other monetization of, (i) any Oil and Gas Property (including production payments), (ii) any interest therein, (iii) 100% of the Equity Interests in any Restricted Subsidiary directly owning (whether in fee or by leasehold) Oil and Gas Properties, (iv) any Equity Interests in Designated Partnerships and (v) any Swap Agreement in respect of commodities; provided that (A) at least 75% of the consideration received in respect of such sale or other disposition shall be cash, other Oil and Gas Properties, 100% of the Equity Interests in a Person directly owning (whether in fee or by leasehold) Oil and Gas Properties, Equity Interests in Designated Partnerships or any combination thereof, (B) the consideration received in respect of such sale or other disposition shall be equal to or greater than the greater of (x) the value as determined in the most recent Reserve Report of the Oil and Gas Property or (y) the fair market value of the interest therein, Restricted Subsidiary or Equity Interests which are the subject of such sale or other disposition or Swap Agreement which is the subject of such termination or other monetization as reasonably determined by the Borrower (if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), (C) no Default or Event of Default has occurred and is continuing or would result from such sale, disposition or termination, as applicable, (D) if such sale, disposition or termination would result in an automatic redetermination of the Borrowing Base pursuant to Section 2.07(h), the Borrower delivers reasonable prior written notice thereof to the Administrative Agent, and (E) if a Borrowing Base Deficiency would result from such sale, disposition or termination as a result of an automatic redetermination of the Borrowing Base pursuant to Section 2.07(h), the Borrower prepays Borrowings, prior to or contemporaneously with the consummation of such sale, disposition or termination, to the extent that such prepayment would have been required under Section 3.04(c)(iii) after giving effect to such automatic redetermination of the Borrowing Base.

(e) the sale or disposition of the assets of, or any Equity Interest in, any Immaterial Subsidiary that is not a Guarantor.

(f) dispositions permitted by Section 9.09 and Section 9.10.

(g) the sale, contribution or issuance of any Restricted Subsidiary’s Equity Interests to the Borrower or any other Loan Party and the contribution of Property acquired in the Acquisition to any Loan Party.

(h) dispositions of Investments made pursuant to Section 9.05(c), Section 9.05(d), Section 9.05(e), Section 9.05(f), and Section 9.05(p).

(i) transfers of Property (and the proceeds thereof) not evaluated in the Initial Reserve Report or any subsequent Reserve Report, required to be transferred to Atlas Energy, Inc., or a subsidiary thereof or successor thereto, pursuant to reconciliation or similar provisions contained in Section 2.7 of the Acquisition Agreement.

(j) dispositions of Property in connection with a sale-leaseback transaction as long as the Debt incurred in connection therewith is permitted by Section 9.02(d).

(k) the sale of APL Units that are not subject to a Lien in favor of the Administrative Agent pursuant to the Loan Documents so long as (i) no Default or Event of Default exists at the time of such sale and (ii) (A) the Net Proceeds of any such sale are used to prepay the Loans to the extent required by Section 3.04(c)(iv) and (B) if a Borrowing Base Deficiency exists at the time of such sale, the Net Proceeds of such sale are used to prepay the Loans to the extent necessary to fully eliminate the Borrowing Base Deficiency.

(l) other sales and dispositions of Properties (other than Oil and Gas Properties, Swap Agreements in respect of commodities, 100% of the Equity Interests in a Restricted Subsidiary directly owning (whether in fee or by leasehold) Oil and Gas Properties, Equity Interests in Designated Partnerships and APL Units) having an aggregate fair market value not greater than $7,500,000 during any 6-month period.

Section 9.12 Environmental Matters. The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property if such violations, Release or threatened Release, exposure or Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement or are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14 Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or acquire any additional Subsidiary or designate or redesignate a Restricted Subsidiary as an Unrestricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.13(b). The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11. Neither the Borrower nor any Restricted Subsidiary shall have any Foreign Subsidiaries (other than any Subsidiary that is organized under the laws of Canada or any province or territory thereof).

Section 9.15 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any other Restricted Subsidiary, or which requires the consent of other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) any leases or licenses or similar contracts as they affect any Property or Lien, (c) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Equity Interests or Property of such Restricted Subsidiary pending the closing of such sale or disposition, (d) customary provisions with respect to the distribution of Property in joint venture agreements, (e) any agreements with respect to any Restricted Subsidiary acquired in a transaction permitted by Section 9.05 (in which case, any prohibition or limitation shall only be effective against the Property of such Restricted Subsidiary) and (f) any agreements governing Debt permitted by Section 9.02 incurred by the Borrower or any Restricted Subsidiary.

Section 9.16 Gas Imbalances. The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, allow on a net basis, gas imbalances or other prepayments or other prepayments made to the Borrower or any Restricted Subsidiary with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or any Restricted Subsidiary to deliver and transfer ownership at some future time volumes of their respective Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $5,000,000 without receiving full payment therefore at the time of delivery of those Hydrocarbons.

Section 9.17 Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(a) Swap Agreements listed on Schedule 7.21, Swap Agreements required by Section 8.15 and other Swap Agreements (other than purchase options) in respect of commodities entered into by the Borrower fixing prices on oil and/or gas expected to be produced by the Borrower, the Restricted Subsidiaries, the Designated Partnerships and the Undesignated Partnerships, provided that such Swap Agreements meet the following criteria:

(i) each such Swap Agreement shall be with an Approved Counterparty.

(ii) no such Swap Agreement shall be entered into by the Borrower for the benefit of another Person other than the Designated Partnerships and the Undesignated Partnerships (but only to the extent of a Loan Party’s percentage interest in such Designated Partnership’s or such Undesignated Partnership’s net revenues) or any Restricted Subsidiary.

(iii) each such Swap Agreement shall have a term not to exceed 60 months.

(iv) the notional volumes for each such Swap Agreement (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) shall not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from the Borrower’s and the other Loan Parties’, and their proportionate share (based on such Loan Parties’ percentage interests in such Designated Partnerships’ net revenues) of the Designated Partnerships’, proved Oil and Gas Properties (including the Acquisition Properties).

Any projections in this Section 9.17(a) shall be adjusted as follows: (A) Oil and Gas Properties evaluated in the most recently delivered Reserve Report shall reflect the actual historical decline profile of such Oil and Gas Properties and (B) Oil and Gas Properties not evaluated in the most recently delivered Reserve Report shall reflect a reasonable decline profile based upon actual historical decline profiles of similar or analogous Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately.

(b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

(c) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (except that Secured Swap Agreements may be secured by the Mortgaged Properties pursuant to the Security Instruments).

(d) The Borrower will not, and will not permit any Restricted Subsidiary to, terminate or otherwise unwind or monetize any Swap Agreement in respect of commodities (including, as applicable, any trade confirmations made pursuant thereto), now existing or hereafter arising, without the prior written consent of the Super Majority Lenders except to the extent such terminations are permitted by Section 9.11.

Section 9.18 Tax Status as Partnership; Partnership Agreement. The Borrower shall not alter its status as a partnership for purposes of United States Federal Income taxes. The Borrower shall not, and shall not permit any Restricted Subsidiary to, amend or modify any provision of any organizational document, or any agreements with Affiliates of the type referred to in Section 9.13, if such amendment or modification could reasonably be expected to have a Material Adverse Effect.

Section 9.19 Designation and Conversion of Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) No Person shall become an Unrestricted Subsidiary hereunder unless designated as an Unrestricted Subsidiary on Schedule 7.15 as of the date hereof or thereafter, in accordance with Section 9.19(b). Each Unrestricted Subsidiary as of the Effective Date is set forth on Schedule 7.15.

(b) After the Effective Date, the Borrower may designate, by written notice to the Administrative Agent, any Restricted Subsidiary as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency exists or would exist and (ii) at the time of such designation it would be permitted to make an Investment in an Unrestricted Subsidiary under Section 9.05 in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary. Except as provided in this Section 9.19(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, the representations and warranties of the Borrower and the Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), no Default would exist and the Borrower complies with the requirements of Section 8.13, Section 8.16 and Section 9.14. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.05(g).

Section 9.20 Designation and Conversion of Undesignated Partnerships. A Designated Partnership will become an Undesignated Partnership under this Agreement (a) automatically upon such Designated Partnership failing to meet the requirements set forth in the definition of “Designated Partnership” at any time, or (b) subject to the following sentence, upon the Borrower delivering written notice to the Administrative Agent designating such Designated Partnership as an Undesignated Partnership. The Borrower may not voluntarily designate any Designated Partnership as an Undesignated Partnership unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) if any Borrowing Base Deficiency would result from such designation as a result of a redetermination of the Borrowing Base pursuant to Section 2.07(h), the Borrower prepays Borrowings, prior to or contemporaneously with the effectiveness of such designation, to the extent that such prepayment would have been required under Section 3.04(c)(iii) after giving effect to such redetermination of the Borrowing Base.

Section 9.21 Acquisition Documents. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, directly or indirectly, amend or otherwise modify any Acquisition Document which in any case (a) violates the terms of this Agreement or any other Loan Document, (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the Loan Documents or (c) could reasonably be expected to have a Material Adverse Effect.

Section 9.22 Change in Name, Location or Fiscal Year. Borrower shall not, and shall not permit any other Loan Party to, (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Mortgaged Property is held or stored (other than locations where such Loan Party is a lessee with respect to any oil and gas lease), or the location of its records concerning the Mortgaged Property as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least five Business Days prior written notice of such change and any reasonable action requested by the Administrative Agent in connection therewith has been, or will be contemporaneously therewith, completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Lenders, in any Mortgaged Property), provided that, any new location shall be in the United States or Canada. The Borrower shall not, and shall not permit any other Loan Party to, change its fiscal year which currently ends on December 31.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or prepayment thereof or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of (i) in the case of interest and fees payable under Section 3.02 and Section 3.05, respectively, five Business Days, and (ii) in the case of any other fees, interest or other amounts (other than an amount referred to in Section 10.01(a)), five Business Days after the earlier of (A) the day on which a Financial Officer first obtains knowledge of such failure and (B) the day on which written notice of such failure shall have been given to the Borrower by the Administrative Agent.

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed.

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(p), Section 8.02(a) or in Article IX.

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.12(c), Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrower or (ii) a Responsible Officer of the Borrower otherwise becoming aware of such default.

(f) the Borrower or any Restricted Subsidiary (i) fails to pay any principal in respect of any Debt or any amount owing under any Swap Agreement after the same have become due and payable and the aggregate amount remaining unpaid at any time exceeds $15,000,000, or (ii) fails to observe or perform (after applicable grace periods, if any) any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt or such Swap Agreement if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a counterparty of the Borrower or any Restricted Subsidiary in respect of such Swap Agreement or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, principal of such Debt and amounts owing under such Swap Agreement exceeding $15,000,000 in the aggregate to become immediately due and payable.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(i) any Loan Party shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

(j) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any of the Restricted Subsidiaries, or any combination thereof, and all such judgments shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.

(k) any provision of the Loan Documents material to the rights and interests of the Lenders shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party or any provision of the Loan Documents shall be repudiated, or cease to create a valid and perfected Lien of the priority required thereby on any portion of the collateral purported to be covered thereby that is material to the rights and interests of the Lenders, except to the extent permitted by the terms of this Agreement, or any Loan Party shall so state in writing.

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000.

(m) a Change of Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Majority Lenders may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and each Lender will have all other rights and remedies available to it or them at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after the Termination Date, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to (i) outstanding principal of the Loans, (ii) to serve as cash collateral to be held by the Administrative Agent to secure LC Exposure and (iii) the payment of Indebtedness referred to in clauses (b) and (c) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender; fifth, to any other Indebtedness; and any excess shall be paid to the Borrower or as otherwise required by any Law.

ARTICLE XI

The Administrative Agent And The Issuing Banks

Section 11.01 Appointment and Authorization of Administrative Agent; Secured Swap Agreements.

(a) Each Lender hereby irrevocably (subject to Section 11.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent, any syndication agent or documentation agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, however, that each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by an Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article XI included each Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.

Section 11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.

Section 11.03 Default; Collateral.

(a) Upon the occurrence and continuance of a Default or Event of Default, the Lenders agree to promptly confer in order that the Majority Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from the Majority Lenders or the Lenders, as the case may be. All rights of action under the Loan Documents and all right to the Mortgaged Properties, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of the Lenders (and, with respect to Secured Swap Agreements and Bank Products, Affiliates, if applicable) subject to the expenses of the Administrative Agent. In actions with respect to any Property of the Borrower or any Restricted Subsidiary, the Administrative Agent is acting for the ratable benefit of each Lender (and, with respect to Secured Swap Agreements and Bank Products, Affiliates, if applicable). Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Indebtedness shall be construed as being for the ratable benefit of each Lender (and, with respect to Secured Swap Agreements and Bank Products, Affiliates, if applicable).

(b) Each Lender authorizes and directs the Administrative Agent to enter into the Security Instruments on behalf of and for the benefit of the Lenders (and, with respect to Secured Swap Agreements and Bank Products, Affiliates, if applicable)(or if previously entered into, hereby ratifies the Administrative Agent’s (or any predecessor administrative agent’s) previously entering into such agreements and Security Instruments).

(c) Except to the extent unanimity (or other percentage set forth in Section 12.02) is required hereunder, each Lender agrees that any action taken by the Majority Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Majority Lenders of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(d) The Administrative Agent is hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Mortgaged Property or Security Instruments which may be necessary to perfect and maintain perfected the Liens upon the Mortgaged Properties granted pursuant to the Security Instruments.

(e) The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Mortgaged Property exists or is owned (whether in fee or by leasehold) by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent (or any predecessor administrative agent) herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 11.03 or in any of the Security Instruments; IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE MORTGAGED PROPERTY, OR ANY ACT, OMISSION, OR EVENT RELATED THERETO, THE ADMINISTRATIVE AGENT MAY ACT IN ANY MANNER IT MAY DEEM APPROPRIATE, IN ITS SOLE DISCRETION, GIVEN THE ADMINISTRATIVE AGENT’S OWN INTEREST IN THE MORTGAGED PROPERTY AS ONE OF THE LENDERS AND THAT THE ADMINISTRATIVE AGENT SHALL HAVE NO DUTY OR LIABILITY WHATSOEVER TO ANY LENDER (AND, WITH RESPECT TO SECURED SWAP AGREEMENTS AND BANK PRODUCTS, AFFILIATES), OTHER THAN TO ACT WITHOUT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Mortgaged Property: (A) constituting property in which neither Borrower nor any Restricted Subsidiary owned an interest at the time the Lien was granted or at any time thereafter; (B) constituting property leased to the Borrower or a Restricted Subsidiary under a lease which has expired or been terminated in a transaction permitted under the Loan Documents or is about to expire and which has not been, and is not intended by the Borrower or such Restricted Subsidiary to be, renewed; or (C) consisting of an instrument or other possessory collateral evidencing Debt or other obligations pledged to the Administrative Agent (for the benefit of the Lenders), if the Debt or obligations evidenced thereby has been paid in full or otherwise superseded. In addition, the Lenders irrevocably authorize the Administrative Agent to release Liens upon Mortgaged Property as contemplated herein and in the other Loan Documents, or if approved, authorized, or ratified in writing by the requisite Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Mortgaged Property pursuant to this Section 11.03.

(g) In furtherance of the authorizations set forth in this Section 11.03, each Lender hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Security Instruments (including, without limitation, any appointments of substitute trustees under any Security Instruments), (ii) to take action with respect to the Mortgaged Property and Security Instruments to perfect, maintain, and preserve the Lenders’ Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Mortgaged Property to the extent authorized herein or in the other Loan Documents. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s power, as attorney, relative to the Mortgaged Property matters described in this Section 11.03. The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent (or any Person acting on behalf of the Administrative Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section 11.03(g) to the Administrative Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Indebtedness, or any part thereof, shall remain unpaid or the Lenders are obligated to make any Loan or issue any Letter of Credit under the Loan Documents.

Section 11.04 Liability of Administrative Agent. NO RELATED PARTY OF THE ADMINISTRATIVE AGENT SHALL (A) BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS DUTIES EXPRESSLY SET FORTH HEREIN), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any Restricted Subsidiary or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of the Borrower or any Restricted Subsidiary or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Related Party of the Administrative Agent shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Restricted Subsidiary or any Affiliate thereof.

Section 11.05 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, electronic mail, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any Restricted Subsidiary), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Participants. Where this Agreement expressly permits or prohibits an action unless the Majority Lenders or Super Majority Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the requisite Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 6.01, each Lender that has funded its Applicable Percentage of the initial Loan on the Effective Date (or, if there is no Loan made on such date, each Lender other than the Lenders who gave written objection to the Administrative Agent prior to such date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender (or otherwise made available for such Lender on SyndTrak Online, DXSyndicate™ or any similar website) for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 11.06 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Majority Lenders in accordance with this Agreement; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 11.07 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Related Party of the Administrative Agent has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Restricted Subsidiary or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Related Party of the Administrative Agent to any Lender as to any matter, including whether Related Parties of the Administrative Agent have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Related Party of the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Related Party of the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as counsel to the Administrative Agent. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Related Party of the Administrative Agent.

Section 11.08 Indemnification of Agents. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL INDEMNIFY UPON DEMAND EACH RELATED PARTY OF THE ADMINISTRATIVE AGENT (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), IN ACCORDANCE WITH THEIR RESPECTIVE APPLICABLE PERCENTAGES, AND HOLD HARMLESS EACH RELATED PARTY OF THE ADMINISTRATIVE AGENT FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT (INCLUDING SUCH RELATED PARTY OF THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE); PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY RELATED PARTY OF THE ADMINISTRATIVE AGENT OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES RESULTING FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.08. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 11.08 shall survive termination of the Commitments, the payment of all Indebtedness hereunder and the resignation or replacement of the Administrative Agent.

Section 11.09 Administrative Agent in its Individual Capacity. Wells Fargo and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Wells Fargo were not the Administrative Agent or an Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an Issuing Bank, and the terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

Section 11.10 Successor Administrative Agent and Issuing Bank. The Administrative Agent or an Issuing Bank may resign at any time upon 30 days’ notice to the Lenders with a copy of such notice to the Borrower. If the Administrative Agent or Issuing Bank resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor administrative agent or issuing bank for the Lenders which successor administrative agent or issuing bank shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned). If no successor administrative agent or issuing bank is appointed prior to the effective date of the resignation of the Administrative Agent or Issuing Bank, the Administrative Agent may appoint, after consulting with the Lenders and, so long as no Event of Default has occurred which is continuing, upon written approval of the Borrower (which approval of the Borrower shall not be unreasonably withheld, delayed or conditioned), a successor administrative agent and/or issuing bank from among the Lenders. Upon the acceptance of its appointment as successor administrative agent and/or issuing bank hereunder, such successor administrative agent and/or issuing bank shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Issuing Bank and the term “Administrative Agent” and “Issuing Bank” shall mean such successor administrative agent or issuing bank and the retiring Administrative Agent’s or Issuing Bank’s appointment, powers and duties as Administrative Agent or Issuing Bank shall be terminated. The resigning Issuing Bank shall remain the Issuing Bank with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting such Issuing Bank with respect to Letters of Credit shall inure to the benefit of the resigning Issuing Bank until the termination of all such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Sections 12.03 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

Section 11.11 Syndication Agent; Other Agents; Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.12 Administrative Agent May File Proof of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Restricted Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.13 Secured Swap Agreements. To the extent any Affiliate of a Lender is a party to a Swap Agreement with the Borrower or any of the Restricted Subsidiaries and thereby becomes a beneficiary of the Liens pursuant to any Security Instrument, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Security Instruments and to be bound by the terms of this Article XI and the other provisions of this Agreement.

Section 11.14 Bank Product Obligations. To the extent any Affiliate of a Lender provides any Bank Products and thereby becomes a beneficiary of the Liens pursuant to any Security Instrument, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent to act for and on behalf of such Affiliate in connection with such Security Instruments and to be bound by the terms of this Article XI and the other provisions of this Agreement.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i)    if to the Borrower, to it at:

Atlas Energy, L.P.

1845 Walnut Street, 10th Floor

Philadelphia, Pennsylvania 19118

Attn: Sean P. McGrath

Fax: (215) 405-3882

Email: SMcGrath@atlasenergy.com

(ii)    if to Administrative Agent or to Wells Fargo in its capacity as Issuing Bank, to it at:

Wells Fargo Bank, N.A.

1525 W WT Harris BLVD, 1st Floor

MAC D1109-019

Charlotte, North Carolina 28262-8522

Attn: Agency Services

Phone: (704) 590-2706

Fax: (704) 590-2782

with a copy to:

Wells Fargo Bank, N.A.

1445 Ross Avenue, Suite 4500, T5303-452

Dallas, Texas 75202

Attn: Jason M. Hicks

Fax: (214) 721-8215

(iii)  if to any other Lender (or to Citibank, N.A. in its capacity as Issuing Bank), in its capacity as such, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties party thereto and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall

(i) increase the Maximum Credit Amount of any Lender without the written consent of such Lender,

(ii) increase the Borrowing Base without the written consent of all Lenders (other than any Defaulting Lender) or decrease or maintain the Borrowing Base without the consent of the Super Majority Lenders,

(iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby,

(iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender directly and adversely affected thereby,

(v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby,

(vi) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the collateral, or reduce the percentage set forth in the definition of Required Mortgage Value to less than 80%, without the written consent of each Lender (other than any Defaulting Lender), or

(vii) change any of the provisions of this Section 12.02(b) or the definitions of “Super Majority Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender directly and adversely affected thereby;

provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.15 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY THE ARRANGER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALITIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (1) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (2) THE FAILURE OF THE BORROWER OR ANY OTHER LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY LAW, (3) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (4) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (a) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (b) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (5) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (6) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE RESTRICTED SUBSIDIARIES, (7) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (8) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (9) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY, (10)

THE PAST OWNERSHIP BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (11) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE RESTRICTED SUBSIDIARIES, (12) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE RESTRICTED SUBSIDIARIES, OR (13) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (14) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES HAVE RESULTED FROM (A) THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE (AS DETERMINED BY A FINAL, NONAPPELABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION), (B) A MATERIAL BREACH OF THE MATERIAL OBLIGATIONS OF SUCH INDEMNITEE UNDER THE LOAN DOCUMENTS OR (C) ANY PROCEEDING THAT IS SOLELY AMOUNG INDEMNITEES.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent and the Issuing Banks (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Administrative Agent or the Issuing Banks shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Maximum Credit Amount, unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment (other than assignments to an Affiliate of a Lender or an Approved Fund) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 unless such fee is waived by the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 12.04, “Approved Fund” means a Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) Person or an Affiliate of a Person that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Exposures owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b), and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and

Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 12.02 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02, and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant shall be subject to Section 4.01 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Lender may grant to a Conduit Lender the option to provide to the Borrower all or any part of any Loan that a Lender would be required to make, and any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender, in each case, without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.04(b). Each of the Borrower, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a

Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and by the Loan Parties in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take (and shall cause each other Loan Party to take) such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by email (in .pdf or similar format) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing and the Loans shall have become due and payable pursuant to Article X, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Such Lender shall promptly notify the Borrower after any such set off and application made by such Lender, but the failure to give such notice will not affect the validity of such set off and application. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF

NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE, AGENT OR COUNSEL OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower or any of the

Restricted Subsidiaries, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof (subject, in the case of such disclosure to any affiliate of the Administrative Agent or a Lender, to the Administrative Agent or such Lender, as applicable, being responsible for compliance by such affiliate with the provisions of this Section 12.11), (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and

Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.13 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Restricted Subsidiary, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Secured Swap Agreement with the Borrower or any of the Restricted Subsidiaries on a pro rata basis in respect of any obligations of the Borrower or any of the Restricted Subsidiaries which arise under any such Secured Swap Agreement while such Person or its Affiliate is a Lender. For the avoidance of doubt, the obligations under any such Secured Swap Agreement will continue to be secured if the Person that is a counterparty to such Secured Swap Agreement ceases to be a Lender or an Affiliate of a Lender, subject to the limitations set forth in the definition of “Secured Swap Agreement”. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Swap Agreements.

Section 12.15 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	ATLAS ENERGY, L.P.

	By:	Atlas Pipeline Holdings GP, LLC,
its general partner

By:
Sean McGrath,
Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT – ATLAS ENERGY, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:
Jason M. Hicks, Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – ATLAS ENERGY, L.P.]

CITIBANK, N.A., as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT – ATLAS ENERGY, L.P.]

JPMORGAN CHASE BANK, N.A, as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT – ATLAS ENERGY, L.P.]

BNP PARIBAS, as a Lender

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT – ATLAS ENERGY, L.P.]

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT – ATLAS ENERGY, L.P.]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT – ATLAS ENERGY, L.P.]

JEFFERIES FINANCE LLC, as a Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT – ATLAS ENERGY, L.P.]

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount

Wells Fargo Bank, National Association	16.00%	$48,000,000.00

Citibank, N.A.	16.00%	$48,000,000.00

JPMorgan Chase Bank, N.A.	13.60%	$40,800,000.00

BNP Paribas	13.60%	$40,800,000.00

Bank of America, N.A.	13.60%	$40,800,000.00

The Royal Bank of Scotland PLC	13.60%	$40,800,000.00

Jefferies Finance LLC	13.60%	$40,800,000.00

Total	100%	$300,000,000

Annex I-1

ANNEX II

EXISTING LETTERS OF CREDIT

Letters of Credit

Beneficiary	Applicant	Amount	Issue Date

Robert Max Feld	Atlas Energy Indiana, LLC	$30,000	October 20, 2010

Dorothy Polk & Marilyn Craver	Atlas Energy Indiana, LLC	$30,000	October 20, 2010

Annex II-1

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 201[ ]

FOR VALUE RECEIVED, Atlas Energy, L.P., a Delaware limited partnership (the “Borrower”) hereby promises to pay to the order of [            ] (the “Lender”), at the office of Wells Fargo Bank, National Association (the “Administrative Agent”), at 1445 Ross Avenue, Suite 4500, T5303-452, Dallas, Texas 75202, Attention: Jason M. Hicks, the principal sum of [            ] Dollars ($[            ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement (as hereinafter defined)), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect the Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by the Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement, dated as of March 22, 2011, among the Borrower, the Administrative Agent, and the other lenders from time to time party thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

A-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ATLAS ENERGY, L.P.

By: Atlas Pipeline Holdings GP, LLC,
its general partner

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF BORROWING REQUEST

[            ], 201[    ]

Atlas Energy, L.P., a Delaware limited partnership (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of March 22, 2011 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders (the “Lenders”) from time to time party thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) The aggregate amount of the requested Borrowing is $[            ];

(ii) The date1 of such Borrowing is [            ], 201[    ];

(iii) The requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) [In the case of a Eurodollar Borrowing, the initial Interest Period2 applicable thereto is [one] [two] [three] [six] [nine] months];

(v) The amount of the Borrowing Base in effect on the date hereof is $[            ];

(vi) The total Credit Exposures (without regard to the requested Borrowing) on the date hereof is $[            ]; and

(vii) The pro forma total Credit Exposures (giving effect to the requested Borrowing) is $[            ]; and

(viii) The location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                    ]

[                    ]

[                    ]

[                    ]

[                    ]

[1]	The date shall be a Business Day.
[2]	The initial Interest Period shall be a period contemplated by the definition of the term “Interest Period” in the Credit Agreement.

B-1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of each of them. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

ATLAS ENERGY, L.P.

By: Atlas Pipeline Holdings GP, LLC,
its general partner

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[            ], 201[    ]

Atlas Energy, L.P., a Delaware limited partnership (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of March 22, 2011 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the “Lenders”) from time to time party thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies1 is [            ];

(ii) The effective date2 of the election made pursuant to this Interest Election Request is [            ], 201[  ]; [and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and

(iv) [If the resulting Borrowing is a Eurodollar Borrowing, the Interest Period3 applicable to the resulting Borrowing after giving effect to such election is [one] [two] [three] [six] [nine] months].

[1]

If different options are being elected with respect to different portions of the Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing (in which case, specify the information in paragraphs (iii) and (iv) for each resulting Borrowing).

[2]	The effective date must be a Business Day.
[3]	The initial Interest Period must be a period contemplated by the definition of the term “Interest Period” in the Credit Agreement.

C-1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of each of them. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

ATLAS ENERGY, L.P.

By: Atlas Pipeline Holdings GP, LLC, its general partner

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned, a Financial Officer of the Borrower, hereby certifies that he/she is the [            ] of Atlas Energy, L.P., a Delaware limited partnership (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of March 22, 2011 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”), among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders (the “Lenders”) from time to time party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements (the “Financial Statements”) required by Section 8.01(a) of the Agreement for the fiscal year of the Borrower ended as of December 31, 201[_] (the “Reporting Date”), together with the report and opinion of an independent certified public accountant required by such section, including to the effect that such Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements (the “Financial Statements”) required by Section 8.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of             , 201[    ] (the “Reporting Date”). Such Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

2. No Default has occurred as the date hereof.1

3. The representations and warranties of the Borrower and the Guarantors set forth in the Agreement and in the other Loan Documents are true and correct on and as of the date hereof except, in each case, to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date hereof, such representations and warranties are true and correct as of such specified earlier date [other than                             ].

4. Attached hereto as Schedule 4 are reasonably detailed calculations showing the Borrower’s compliance as of the Reporting Date with the requirements of Section 9.01 of the Agreement.

[1]	If a Default has occurred, the Borrower shall specify the details thereof and any action taken or proposed to be taken with respect thereto.

5. Attached hereto as Schedule 5 is the Borrower’s calculation of the Wells Services Income, which is calculated and presented in a manner consistent with the calculation of Well Services Income that was made by the Borrower and delivered to the Administrative Agent in connection with the determination of the Well Services Borrowing Base on the Effective Date.

6. Attached hereto as Schedule 6 is reasonably detailed information regarding all cash dividends and distributions received by any Restricted Subsidiary from Persons other than Restricted Subsidiaries which were included in the calculations of the ratios that are the subject of Section 9.01 of the Agreement, including a reconciliation of the Borrower’s calculation of EBITDA versus the calculation of EBITDA in accordance with GAAP.

EXECUTED AND DELIVERED this      day of [                    ], 2011.

ATLAS ENERGY, L.P.

By: Atlas Pipeline Holdings GP, LLC,
its general partner

By:
Name:
Title:

EXHIBIT E

SECURITY INSTRUMENTS

1. Guaranty dated as of March 22, 2011 by each Guarantor in favor of the Administrative Agent.

2. Security Agreement dated as of March 22, 2011 among the Borrower, the Guarantors and the Administrative Agent.

3. Financing Statements in respect of item 2.

4. Open-End Mortgage, Security Agreement, Financing Statement, Fixture Filing, Assignment of As-Extracted Collateral and Assignment of Production dated March 22, 2011

•	From Atlas Resources, LLC and Viking Resources, LLC (Greene County, PA)

•	From Viking Resources, LLC (Fayette County, PA)

•	From Atlas Resources, LLC (Mercer County, PA)

5. Open-End Mortgage, Security Agreement, Financing Statement, Fixture Filing, Assignment of As-Extracted Collateral and Assignment of Production dated March 22, 2011

•	From Resource Energy, LLC and Viking Resources, LLC (Columbiana County, OH)

•	From Viking Resources, LLC (Geauga County, OH)

•	From Resource Energy, LLC and Atlas Noble, LLC (Guernsey County, OH)

•	From Resource Energy, LLC (Harrison County, OH)

•	From Viking Resources, LLC (Mahoning County, OH)

•	From Atlas Noble, LLC (Muskingum County, OH)

•	From Atlas Noble, LLC (Noble County, OH)

•	From Viking Resources, LLC (Portage County, OH)

•	From Viking Resources, LLC (Stark County, OH)

•	From Resource Energy, LLC and Viking Resources, LLC (Summit County, OH)

•	From Resource Energy, LLC, Atlas Noble, LLC and Viking Resources, LLC (Trumbull County, OH)

•	From Resource Energy, LLC and Viking Resources, LLC (Tuscarawas County, OH)

•	From Resource Energy, LLC and Viking Resources, LLC (Wayne County, OH)

E-1

6. Certificate #1 evidencing ownership by Atlas America, Inc. (predecessor-in-interest to Atlas Energy, L.P.), of all of the membership interests of Atlas Pipeline Holdings GP, LLC and Transfer Power signed by the Borrower relating thereto.

7. Certificate 0785 evidencing ownership by the Borrower, under its former name of “Atlas Pipeline Holdings, L.P.”, of 3,000,000 common units of Atlas Pipeline Partners, L.P. and Transfer Power signed by the Borrower relating thereto.

8. Certificate #1 evidencing ownership by Atlas Energy, Inc. (predecessor-in-interest to Atlas Energy Company LLC) of 1,000 shares of Atlas Energy Resource Services, Inc. and Stock Power signed by the Borrower relating thereto.

9. Certificate #2 evidencing ownership by Atlas Energy, Inc. (predecessor-in-interest to Atlas Energy Company LLC) of 1,000 shares of Atlas America Mid-Continent, Inc. and Stock Power signed by the Borrower relating thereto.

10. Certificate #3 evidencing ownership by Atlas Energy, Inc. (predecessor-in-interest to Atlas Energy Company LLC) of 1,000 shares of AED Investments, Inc. and Stock Power signed by the Borrower relating thereto.

11. Certificate #16 evidencing ownership by the Borrower, under its former name of “Atlas Pipeline Holdings, L.P.”, of all of the limited liability company interests in Atlas Pipeline Partners GP, LLC and Transfer Power signed by the Borrower relating thereto.

12. Trademark Security Agreement dated March 22, 2011 between the Borrower and the Administrative Agent.

E-2

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, as contemplated hereby, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate of a [identify Lender] / an Approved Fund][1]

3. Borrower:	Atlas Energy, L.P.

4. Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement, dated as of March 22, 2011 among Atlas Energy, L.P., as Borrower, each of the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

[1]	Select as applicable.

6. Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                          , 2011 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

The undersigned hereby consent to the within assignment:3

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Consents to be included to the extent required by Section 12.04(b) of the Credit Agreement.

ATLAS ENERGY, L.P.

By: Atlas Pipeline Holdings GP, LLC,
its general partner

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption Agreement is a completed Administrative Questionnaire in the form provided by the Administrative Agent and (viii) subject to Section 12.04(b)(ii)(B) of the Credit Agreement, together with this Assignment and Assumption Agreement, the parties hereto have delivered to the Administrative Agent a processing and recordation fee of $3,500; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

FORM OF RESERVE REPORT CERTIFICATE

[September]/[March] 1, 201[    ]

This Reserve Report Certificate (“Certificate”) is executed and delivered pursuant to Section 8.11 (c) of that certain Credit Agreement, dated as of March 22, 2011 (as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”) among Atlas Energy, L.P. (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) and the Lenders from time to time party thereto. Unless otherwise defined herein, all capitalized terms have the meanings set forth in the Credit Agreement.

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent and Lenders that in all material respects, to the best of the Responsible Officer’s knowledge:

(i) the information contained in the Reserve Report attached hereto as Attachment 1 to this Certificate (“Reserve Report”) and any other information delivered in connection therewith is true and correct, except that with respect to the projections in the Reserve Report, the Responsible Officer only represents that such projections were prepared in accordance with SEC regulations;

(ii) the representations and warranties contained in Section 7.17(a) and Section 7.17(b) of the Credit Agreement remain true and correct as of the date hereof;

(iii) except as set forth in Attachment 2 to this Certificate, on a net basis there are no gas imbalances or other prepayments made to the Borrower, any Restricted Subsidiary or any Designated Partnership with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary or any Designated Partnership to deliver and transfer ownership at some future time volumes of Hydrocarbons produced from such Oil and Gas Properties having a value (based on current prices) of more than $5,000,000 without receiving full payment therefor at the time of delivery of those Hydrocarbons;

(iv) except as listed in Attachment 3 to this Certificate, none of the Oil and Gas Properties of the Loan Parties or the Designated Partnerships have been sold since the date of the last Borrowing Base determination;

(v) attached hereto as Attachment 4 to this Certificate is a list of all marketing agreements entered into subsequent to the later of the Effective Date or the most recently delivered Reserve Report which the Borrower would have been obligated to list on Schedule 7.20 of the Credit Agreement had such agreement been in effect on the Effective Date; and

(vi) attached hereto as Attachment 5 to this Certificate is a schedule of the Oil and Gas Properties evaluated by the Reserve Report that are Mortgaged Properties demonstrating the percentage of the value of all Oil and Gas Properties evaluated in the Reserve Report (other than Designated Partnership Properties) as of the date hereof that the value of such Mortgaged Properties represents.

IN WITNESS WHEREOF, I have hereunto signed this Certificate as of the      day of [Month], 201[    ].

ATLAS ENERGY, L.P.

By: Atlas Pipeline Holdings GP, LLC,
its general partner

By:
Name:
Title:

ATTACHMENT 1

RESERVE REPORT

ATTACHMENT 2

GAS IMBALANCES, TAKE OR PAY, OR OTHER PREPAYMENTS

ATTACHMENT 3

OIL & GAS PROPERTIES SOLD

ATTACHMENT 4

MARKETING AGREEMENTS ENTERED INTO SUBSEQUENT TO [date]

ATTACHMENT 5

OIL & GAS PROPERTIES that are MORTGAGED PROPERTIES

Mortgaged Property Name	Percentage of the Borrowing Base that the value of Mortgaged Property represents

EXHIBIT H

FORM OF JOINDER AGREEMENT

This Joinder Agreement dated as of [                    ] (this “Agreement”), is between [                    ], a [                    ] (the “New Guarantor”), and Wells Fargo Bank, National Association, in its capacity as administrative agent under the Credit Agreement (defined below) (in such capacity, the “Administrative Agent”). Capitalized terms used in this Agreement without definition have the meanings assigned to those terms in the Guaranty, the Security Agreement, and the Credit Agreement.

RECITALS

A. Pursuant to a Credit Agreement dated as of March 22, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Atlas Energy, L.P., a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and the Administrative Agent, the Lenders agreed to make loans and other extensions of credit to the Borrower in an aggregate principal amount of up to the Maximum Credit Amounts.

B. The Borrower and/or one or more of its Subsidiaries may at any time and from time to time enter into one or more Secured Swap Agreements with one or more Secured Swap Providers (as defined in the Security Agreement, defined below).

C. The Borrower and/or one or more of its Subsidiaries may at any time and from time to time enter into an agreement in respect of Bank Products with a Bank Products Provider.

D. Pursuant to a Guaranty dated as of March 22, 2011 (as amended, restated or otherwise modified from time to time, the “Guaranty”) made by the Subsidiaries of the Borrower party thereto from time to time (the “Guarantors”) in favor of the Administrative Agent for the benefit of the Secured Creditors (as defined in the Guaranty), the Guarantors have guaranteed the payment of the Indebtedness, and pursuant to a Security Agreement dated as of March 22, 2011 (as amended, restated or otherwise modified from time to time, the “Security Agreement”) made by the Borrower, the Subsidiaries of Borrower party thereto from time to time (together with the Borrower, the “Grantors”), and the Agent for the benefit of the Secured Creditors (as defined in the Security Agreement), the Grantors have granted security interests in the collateral described therein as security for the Indebtedness.

E. Section 4.14 of the Guaranty and Section 9.14 of the Security Agreement provide that additional Material Subsidiaries of the Borrower may become Guarantors under the Guaranty and Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Agreement. The New Guarantor is executing this Agreement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty and a Grantor under the Security Agreement.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

1. In accordance with Section 4.14 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named as a Guarantor in the Guaranty, and the New Guarantor hereby (a) ratifies, as of the date hereof, and agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty will be deemed to include the New Guarantor.

2. In accordance with Section 9.14 of the Security Agreement, the New Guarantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor, and the New Guarantor hereby (a) ratifies, as of the date hereof, and agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof. The Schedules to the Security Agreement are hereby supplemented by the Schedules attached hereto with respect to the New Guarantor. In furtherance of the foregoing, the New Guarantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), hereby grants to the Administrative Agent, for the ratable benefit of the Secured Creditors, a security interest in all of the New Guarantor’s right, title and interest in, to and under the Collateral (as defined in the Security Agreement) of the New Guarantor. Each reference to a “Grantor” in the Security Agreement will be deemed to include the New Guarantor.

3. If required, the New Guarantor is, simultaneously with the execution of this Agreement, executing and delivering such Security Instruments (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

4. The New Guarantor represents and warrants to the Administrative Agent that:

(a) an executed (or conformed) copy of each of the Loan Documents, the Secured Swap Agreements and the Bank Products Agreements, if any, has been made available to a Responsible Officer of the New Guarantor and such Responsible Officer has a duty to and has read these documents, and has full notice and knowledge of the terms, conditions and effects thereof. The New Guarantor has, independently and without reliance upon any Secured Creditor or any information received from the Secured Creditors, and based upon such documents and information as the New Guarantor has deemed appropriate, made its own analysis of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Indebtedness, and decision to enter into the Guaranty. The New Guarantor has received the advice of its attorney in entering into the Guaranty and the other Loan Documents to which it is a party. The New Guarantor has not relied and will not rely upon any representations or warranties of the Administrative Agent not embodied in the Guaranty or any acts heretofore or hereafter taken by the Administrative Agent (including but not limited to any review by the Administrative Agent of the affairs of Borrower). The New Guarantor has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition and assets of the Borrower, and the New Guarantor is not relying upon any Secured Creditor to provide (and no Secured Creditor will have a duty to provide) any such information to any Guarantor either now or in the future; and

(b) the representations and warranties set forth in Article VII of the Credit Agreement are incorporated herein by reference, the same as if stated verbatim herein as representations and warranties made by the New Guarantor, and the New Guarantor, jointly and severally represents and warrants that each of such representations and warranties are true and correct (which representations and warranties shall be deemed to have been renewed at the time of each Loan under the Credit Agreement); provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of Section 4(b), be deemed to be a reference to such New Guarantor’s knowledge.

5. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract.

6. Except as expressly supplemented by this Agreement, the Guaranty and the Security Agreement remain in full force and effect.

7. THIS AGREEMENT IS GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. This Agreement is a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

9. The New Guarantor agrees to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things as may be requested by the Administrative Agent as necessary or advisable to carry out the intents and purposes of this Agreement, the Security Instruments and the Credit Agreement.

10. All communications and notices to the New Guarantor under the Guaranty and the Security Agreement must be in writing and given as provided in Section 4.1 of the Guaranty to the address for the New Guarantor set forth under its signature below.

11. The New Guarantor shall reimburse the Administrative Agent for its reasonable documented out of-pocket expenses in connection with this Agreement, including reasonable fees and documented expenses for legal services.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Joinder Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE 7.05

LITIGATION

None.

SCHEDULE 7.05 TO CREDIT AGREEMENT

SCHEDULE 7.06

ENVIRONMENTAL

None.

SCHEDULE 7.06 TO CREDIT AGREEMENT

SCHEDULE 7.11

ERISA

None.

SCHEDULE 7.11 TO CREDIT AGREEMENT

SCHEDULE 7.15

SUBSIDIARY INTERESTS

Subsidiary	Jurisdiction of Formation	100% Owner (except as set forth below)	Type of Equity Interest	Number of Issued Shares
Atlas Energy Company, LLC	DE	Borrower	LLC Membership	N/A
Atlas Energy Resource Services, Inc.	DE	Atlas Energy Company, LLC	Common Stock	1,000
AED Investments, Inc.	DE	Atlas Energy Company, LLC	Common Stock	1,000
Atlas America Mid-Continent, Inc.	DE	Atlas Energy Company, LLC	Common Stock	1,000
Atlas Lightfoot, LLC[1]	DE	Borrower	LLC Membership	N/A
Atlas Pipeline Holdings GP, LLC	DE	Borrower	LLC Membership	N/A
Atlas Pipeline Partners GP, LLC[1]	DE	Borrower	LLC Membership	N/A
Atlas Pipeline Partners, L.P. [1] [2]	DE	Atlas Pipeline Partners GP, LLC[3]	General Partner Interest	N/A
			Units of Limited Partnership Interest	53,494,885
		Borrower[4]	Units of Limited Partnership Interest	53,494,885
Atlas Energy Holdings Operating Company, LLC	DE	Borrower	LLC Membership	N/A
Atlas Resources, LLC	PA	Atlas Energy Holdings Operating Company	LLC Membership	N/A
Viking Resources, LLC	PA	Atlas Energy Holdings Operating Company	LLC Membership	N/A
Resource Energy, LLC	DE	Atlas Energy Holdings Operating Company	LLC Membership	N/A
Atlas Noble, LLC	DE	Atlas Energy Holdings Operating Company	LLC Membership	N/A
Atlas Energy Indiana, LLC	IN	Atlas Energy Holdings Operating Company	LLC Membership	N/A
Atlas Energy Tennessee, LLC	PA	Atlas Energy Holdings Operating Company	LLC Membership	N/A
Atlas Energy Ohio, LLC	OH	Atlas Energy Holdings	LLC Membership	N/A

SCHEDULE 7.15 TO CREDIT AGREEMENT

Operating Company
REI-NY, LLC	DE	Atlas Energy Holdings Operating Company	LLC Membership	N/A
Resource Well Services, LLC	DE	Atlas Energy Holdings Operating Company	LLC Membership	N/A
Atlas Energy Securities, LLC[1]	DE	Atlas Energy Holdings Operating Company, LLC	LLC Membership	N/A
Anthem Securities, Inc. [1]	PA	Atlas Energy Securities, LLC	Common Stock	500

[1]	Unrestricted Subsidiary. Not a Guarantor.
[2]	Publicly-traded limited partnership.
[3]	Atlas Pipeline Partners GP, LLC owns 100% of the general partner interests of this entity and 1,641,026 common units representing limited partner interests.
[4]	The Borrower, under its former name, ‘Atlas Pipeline Holdings, L.P.,’ owns 4,113,227 common units representing limited partner interests.

SCHEDULE 7.15 TO CREDIT AGREEMENT

SCHEDULE 7.15

PARTNERSHIP INTERESTS

Partnership Name	General Partner	GP Interest	GP as LP
Atlas Pipeline Operating Partnership, L.P. *	Atlas Pipeline Partners GP, LLC	1.0101%	0.00%
Atlas-Energy Partners 1990 LP	Atlas Resources, LLC	25.000000%	8.096590%
Atlas-Energy Partners 1991 LP	Atlas Resources, LLC	30.000000%	10.506000%
Atlas-Energy for the Nineties - 1 LP	Atlas Resources, LLC	30.000000%	4.745800%
Atlas JV 92 Limited Partnership	Atlas Resources, LLC	33.000000%	4.150030%
Atlas-Energy for the Nineties - Series 14 Ltd	Atlas Resources, LLC	33.000000%	5.061850%
Atlas-Energy for the Nineties - Series 15 Ltd	Atlas Resources, LLC	30.000000%	0.973620%
Atlas-Energy for the Nineties - Series 16 Ltd	Atlas Resources, LLC	21.500000%	3.368280%
Atlas-Energy for the Nineties - Series 17 Ltd	Atlas Resources, LLC	26.500000%	1.248980%
Atlas-Energy for the Nineties - Series 18 Ltd	Atlas Resources, LLC	31.500000%	1.613030%
Atlas-Energy for the Nineties - Series 19 Ltd	Atlas Resources, LLC	31.500000%	2.650890%
Atlas America Series 20 Ltd	Atlas Resources, LLC	27.000000%	1.184145%
Atlas America Series 21-A Ltd	Atlas Resources, LLC	33.833599%	1.450670%
Atlas America Series 21-B Ltd	Atlas Resources, LLC	34.000000%	0.685255%
Atlas America Series 22-2002, Ltd	Atlas Resources, LLC	32.530066%	1.552366%
Atlas America Series 23-2002, Ltd	Atlas Resources, LLC	32.000500%	0.351444%
Atlas America Series 24-2003(A) Ltd, LP	Atlas Resources, LLC	33.349990%	0.289360%
Atlas America Series 24-2003(B) Ltd, LP	Atlas Resources, LLC	35.000000%	0.078868%
Atlas America Series 25-2004(A) L.P.	Atlas Resources, LLC	35.000000%	0.270155%
Atlas America Series 25-2004(B) L.P.	Atlas Resources, LLC	35.000000%	0.000000%
Atlas America Series 26-2005 L.P.	Atlas Resources, LLC	36.130000%	1.003668%
Atlas America Series 27-2006 L.P.	Atlas Resources, LLC	32.535300%	0.000000%
Atlas Resources Series 28-2010 L.P.	Atlas Resources, LLC	33.749000%	0.000000%
Atlas-Energy for the Nineties-Public #1 Ltd	Atlas Resources, LLC	24.000000%	5.906600%
Atlas-Energy for the Nineties-Public #2 Ltd	Atlas Resources, LLC	24.000000%	4.318080%
Atlas-Energy for the Nineties-Public #3 Ltd	Atlas Resources, LLC	25.000000%	4.642620%
Atlas-Energy for the Nineties-Public #4 Ltd	Atlas Resources, LLC	25.000000%	3.631990%
Atlas-Energy for the Nineties-Public #5 Ltd	Atlas Resources, LLC	25.000000%	3.206230%
Atlas-Energy for the Nineties-Public #6 Ltd	Atlas Resources, LLC	25.000000%	15.353800%
Atlas-Energy for the Nineties-Public #7 Ltd	Atlas Resources, LLC	31.000000%	1.017750%
Atlas-Energy for the Nineties-Public #8 Ltd	Atlas Resources, LLC	29.000000%	1.578520%
Atlas America Public #9 Ltd	Atlas Resources, LLC	35.500000%	0.258000%
Atlas America Public #10 Ltd	Atlas Resources, LLC	32.000100%	1.251680%
Atlas America Public #11-2002 Ltd	Atlas Resources, LLC	35.000000%	0.646360%
Atlas America Public #12-2003 Limited Partnership	Atlas Resources, LLC	35.000000%	0.754346%
Atlas America Public #14-2004 L.P.	Atlas Resources, LLC	35.000000%	0.190415%
Atlas America Public #14-2005(A) L.P.	Atlas Resources, LLC	35.000000%	0.232740%
Atlas America Public #15-2005(A) L.P.	Atlas Resources, LLC	33.500000%	0.031803%
Atlas America Public #15-2006(B) L.P.	Atlas Resources, LLC	33.250000%	0.000280%
Atlas Resources Public #16-2007(A) L.P.	Atlas Resources, LLC	37.203000%	0.000000%
Atlas Resources Public #17-2007(A) L.P.	Atlas Resources, LLC	33.370000%	0.000000%
Atlas Resources Public #17-2008(B) L.P.	Atlas Resources, LLC	35.170000%	0.000000%
Atlas Resources Public #18-2008(A) L.P.	Atlas Resources, LLC	29.500000%	0.000000%

SCHEDULE 7.15 TO CREDIT AGREEMENT

Atlas Resources Public #18-2009(B) L.P.	Atlas Resources, LLC	30.000000%	0.042760%
Atlas Resources Public #18-2009(C) L.P.	Atlas Resources, LLC	26.000000%	0.000000%
Atlas Limited Partnership #1	Atlas Resources, LLC	16.000000%	27.735000%
Atlas Energy Partners Limited**	Atlas Resources, LLC	16.000000%	15.780000%
Atlas Energy Partners Limited 1987**	Atlas Resources, LLC	22.380000%	3.363000%
Atlas Energy Partners Limited 1988**	Atlas Resources, LLC	24.362700%	12.261600%
Atlas Energy Partners Limited 1989**	Atlas Resources, LLC	18.000000%	21.171000%
Atlas Energy Partners Limited - 1990	Atlas Resources, LLC	25.000000%	15.050000%
Atlas Energy Partners Limited - 1991	Atlas Resources, LLC	25.000000%	11.062000%
Atlas Energy Partners Limited - 1992	Atlas Resources, LLC	25.000000%	9.765800%
Atlas Energy Partners Limited - 1993	Atlas Resources, LLC	25.000000%	9.375000%
Atlas Energy Partners Limited - 1994	Atlas Resources, LLC	25.000000%	8.400000%
Atlas Energy Partners Limited - 1995	Atlas Resources, LLC	25.000000%	18.750000%
Atlas Energy Partners Limited - 1996	Atlas Resources, LLC	25.000000%	14.062500%
Atlas Energy Partners Limited - 1997	Atlas Resources, LLC	25.000000%	13.888890%
Atlas Energy Partners Limited - 1998	Atlas Resources, LLC	25.000000%	20.474140%
Atlas Energy Partners Limited - 1999	Atlas Resources, LLC	25.000000%	31.249990%
Viking 1989 Canton**	Viking Resources, LLC	63.500000%	6.500000%
Viking 1990-2**	Viking Resources, LLC	54.848500%	15.151500%
Viking Resources 1991-1**	Viking Resources, LLC	60.793100%	24.216050%
1991 Viking Resources LTD**	Viking Resources, LLC	35.320000%	14.660000%
1991 Bryan Joint Venture**	Viking Resources, LLC	30.000000%	0.000000%
1992 Viking Resources LTD**	Viking Resources, LLC	35.262800%	21.647750%
1992-2 Viking Resources LTD**	Viking Resources, LLC	30.684884%	15.068504%
1993 Viking Resources LTD**	Viking Resources, LLC	30.929388%	24.120834%
1994 Viking Resources LTD**	Viking Resources, LLC	30.000000%	17.923913%
1995 Viking Resources LTD**	Viking Resources, LLC	30.000000%	21.304834%
1996 Viking Resources LTD**	Viking Resources, LLC	30.000000%	14.621905%
1997 Viking Resources LTD**	Viking Resources, LLC	30.000000%	11.782715%
1998 Viking Resources LTD**	Viking Resources, LLC	25.000000%	10.426609%
Viking Resources 1999 LP**	Viking Resources, LLC	25.000000%	0.162833%
Atwood Yield Plus Limited Partnership**	Resource Energy, LLC	1.000000%	72.858606%
Atwood Yield Plus III Limited Partnership**	Resource Energy, LLC	1.000000%	55.636440%
Atwood Yield Plus V Limited Partnership**	Resource Energy, LLC	1.000000%	66.846107%
Brighton Income Partnership**	Resource Energy, LLC	50.000000%	0.000000%
Brighton/Levengood Drilling**	Resource Energy, LLC	10.000000%	54.000003%
Dover-Atwood 1993 Limited Partnership**	Resource Energy, LLC	40.151500%	40.151520%
East Ohio Gas Drilling**	Resource Energy, LLC	1.000000%	59.773999%
TWC Yield Plus 1991 Limited Partnership**	Resource Energy, LLC	1.000000%	59.890941%
Triangle Energy Associates 1984**	Resource Energy, LLC	1.000000%	80.555134%
Langasco Ohio Drilling Partners 1985-1**	Resource Energy, LLC	1.000000%	83.531250%
Langasco Ohio Drilling Partners 1986-1**	Resource Energy, LLC	1.000000%	66.825000%
Langasco Roy Income Partners 1986-1**	Resource Energy, LLC	1.000000%	91.476000%
Triangle Energy Assoc. 1985**	Resource Energy, LLC	1.000000%	87.750000%
Atwood Yield Plus II Limited Partnership**	Resource Energy, LLC	1.000000%	64.350000%
Atwood Yield Plus IV Limited Partnership**	Resource Energy, LLC	1.000000%	54.487008%
CMSV/RAI 1989 Gas Development Drilling Partners	Resource Energy, LLC	20.000000%	67.839037%
CMSV/RAI 1990 Natural Gas Development Drilling Partners	Resource Energy, LLC	20.000000%	50.619407%
Dalton Associates**	Resource Energy, LLC	28.000000%	53.769196%
Levengood Industrial Gas Development 1987, An	Resource Energy, LLC	1.000000%	43.563744%

SCHEDULE 7.15 TO CREDIT AGREEMENT

Arkansas Limited Partnership**
Royal Associates Limited Partnership**	Resource Energy, LLC	7.500000%	70.539586%
TD Energy Associates – 1983**	Resource Energy, LLC	1.430000%	71.490000%
TD/Triangle Energy Associates - 1986**	Resource Energy, LLC	2.350000%	83.400623%
Wooster Associates**	Resource Energy, LLC	24.100000%	56.117451%

*	Subsidiary of an Unrestricted Subsidiary (Atlas Pipeline Partners, L.P.)
**	Undesignated Partnership

SCHEDULE 7.15 TO CREDIT AGREEMENT

SCHEDULE 7.19

GAS IMBALANCES

None.

SCHEDULE 7.19 TO CREDIT AGREEMENT

SCHEDULE 7.20

MARKETING CONTRACTS

None.

SCHEDULE 7.20 TO CREDIT AGREEMENT

SCHEDULE 7.21

SWAP AGREEMENTS

None.

SCHEDULE 7.21 TO CREDIT AGREEMENT

SCHEDULE 8.18

POST-CLOSING MATTERS

1.	Deposit Account Control Agreements

The Borrower shall, and shall cause the Restricted Subsidiaries to, deliver “control agreements” with respect to their respective Investment Accounts (as defined in the Security Agreement) in accordance with the terms of and at such times as specified in Section 3.2(e) of the Security Agreement.

2.	Reissuance of certain Equity Interest Certificates

Within thirty (30) days after the Effective Date, the Borrower shall (a) cause the issuers of the following Equity Interest certificates to re-issue such certificates identifying the Loan Party specified as the beneficial owner of such Equity Interests on Schedule 4.13 to the Security Agreement as the record owner of such Equity Interests, (b) execute new transfer powers, in form and substance reasonably satisfactory to the Administrative Agent, in blank reflecting such re-issuances, (c) cause such certificates and transfer powers to the delivered to the Administrative Agent (in exchange for the certificates and transfer powers being replaced), and (d) deliver a revised Schedule 4.13 to the Security Agreement reflecting such re-issuances:

(i)	Certificate #1 evidencing ownership by Atlas America, Inc. (predecessor-in-interest to Atlas Energy, L.P.), of all of the membership interests of Atlas Pipeline Holdings GP, LLC;

(ii)	Certificate 0785 evidencing ownership by the Borrower, under its former name of “Atlas Pipeline Holdings, L.P.”, of 3,000,000 common units of Atlas Pipeline Partners, L.P.;

(iii)	Certificate #1 evidencing ownership by Atlas Energy, Inc. (predecessor-in-interest to Atlas Energy Company LLC) of 1,000 shares of Atlas Energy Resource Services, Inc.;

(iv)	Certificate #2 evidencing ownership by Atlas Energy, Inc. (predecessor-in-interest to Atlas Energy Company LLC) of 1,000 shares of Atlas America Mid-Continent, Inc.;

(v)	Certificate #3 evidencing ownership by Atlas Energy, Inc. (predecessor-in-interest to Atlas Energy Company LLC) of 1,000 shares of AED Investments, Inc; and

(vi)	Certificate #16 evidencing ownership by the Borrower, under its former name, ‘Atlas Pipeline Holdings, L.P.,’ of 100% of the limited liability company interest in Atlas Pipeline Partners GP, LLC.

SCHEDULE 8.18 TO CREDIT AGREEMENT

SCHEDULE 9.02

EXISTING DEBT

Surety bonds

Purpose	Surety	Amount Outstanding	Notes
Road bond	Liberty Mutual	$18,750	Being transferred to Atlas Resources, LLC
Road bond	Liberty Mutual	$25,000	Being transferred to Atlas Resources, LLC
Road bond	Liberty Mutual	$6,750	Being transferred to Atlas Resources, LLC
Utility Permit Bond	Liberty Mutual	$100,000	No longer needed; release to be sought
50 blanket well bonds	Liberty Mutual	$10,000 each	Being transferred to Atlas Energy Tennessee, LLC
500 reclamation bonds	Liberty Mutual	$1,500 each	Being transferred to Atlas Energy Tennessee, LLC
Penn DoT bond	Liberty Mutual	$10,000	No longer needed; release to be sought

SCHEDULE 9.02 TO CREDIT AGREEMENT

SCHEDULE 9.03

LIENS

None.

SCHEDULE 9.03 TO CREDIT AGREEMENT

SCHEDULE 9.05

INVESTMENTS

See Investments listed on Schedule 7.15.

SCHEDULE 9.05 TO CREDIT AGREEMENT